UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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REYNOLDS CONSUMER PRODUCTS INC.
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Reynolds Consumer Products Inc.
1900 W. Field Court
Lake Forest, Illinois 60045
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the 2024 Annual Meeting of Stockholders of Reynolds Consumer Products Inc. will be held on Wednesday, April 24, 2024, at 5:00 p.m. Central Time.
The Annual Meeting will be completely virtual. You may attend the meeting, submit questions, and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/REYN2024 and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted on this site as well.
The purposes of the meeting are the following:
1.    to elect three directors to serve until the 2027 Annual Meeting of Stockholders;
2.     to approve an amendment to our Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law;
3.    to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;
4.    to approve, on an advisory basis, the 2023 compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and
5.    to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.
Only stockholders of record at the close of business on March 1, 2024 will be entitled to vote at the meeting and any adjournment or postponement thereof.

Your vote is important. To ensure that your vote is recorded promptly, please vote as soon as possible by submitting your proxy via the internet at the address listed on the Notice or proxy card, by telephone using the toll-free number listed on the proxy card or by signing, dating and returning the proxy card.

Lake Forest, Illinois March 12, 2024	By Order of the Board of Directors, /s/ David Watson David Watson General Counsel and Secretary

PROXY STATEMENT SUMMARY	1
Voting Matters and Board Recommendation	1
Director Nominees and Continuing Directors	2
Corporate Governance Highlights	3
Executive Compensation Best Practices	4
PROPOSAL 1: ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	11
Director Independence	11
Board Leadership Structure	11
Stockholder Communications	11
Procedures for Selecting and Nominating Director Candidates	12
Board Meetings and Committees	13
Audit Committee	13
Compensation, Nominating and Corporate Governance Committee	14
Risk Oversight	15
Board Evaluations	15
Environmental, Social & Governance Matters	15
DIRECTOR COMPENSATION	16
Stock Ownership Guidelines	17
2023 Director Compensation Table	17
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW	18
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
Auditor Fees	20
Pre-Approval Policy	21
Audit Committee Report	21
PROPOSAL 4: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	26
Compensation, Nominating and Corporate Governance Committee Report	39
Summary Compensation Table	40
2023 Grants of Plan-Based Awards	43
Outstanding Equity Awards at 2023 Fiscal Year-End	44
Option Exercises and Stock Vested	45
2023 Pension Benefits	45
2023 Nonqualified Deferred Compensation	46
Potential Payments Upon Termination or Change in Control	47
CEO Pay Ratio	53
Pay Versus Performance	54
Equity Compensation Plan Information	58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	61
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	63
Availability of Form 10-K	68
Incorporation by Reference	68
APPENDIX A - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	69

Cautionary Note Regarding Forward-Looking Statements
The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY
Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2024 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, April 24, 2024, at 5:00 p.m. Central Time, in a virtual meeting format only, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date of March 1, 2024. The mailing of the Notice to our stockholders is scheduled to begin on or about March 12, 2024.
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and we urge you to read the entire Proxy Statement, as well as our 2023 Annual Report, before voting.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 24, 2024: This Proxy Statement and our 2023 Annual Report to Stockholders are available at www.proxyvote.com.
VOTING MATTERS AND BOARD RECOMMENDATION

Voting Matter	Board Recommendation
Proposal 1: Election of three directors	FOR each nominee

Proposal 2: To approve an amendment to our Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law	FOR

Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024	FOR

Proposal 4: To approve, on an advisory basis, the 2023 compensation of our named executive officers	FOR

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Director	Age⁽¹⁾	Director Since	Principal Occupation	Independent	Audit Committee	CNG Committee
Greg Cole	60	2019	Senior Executive, Rank			Chair
Helen Golding	61	2019	Group Legal Counsel, Rank			✓
Marla Gottschalk	63	2020	Former Chief Executive Officer, The Pampered Chef	✓	Chair
Allen Hugli	61	2021	Chief Financial Officer, Rank
Christine Montenegro McGrath	58	2023	Senior Vice President and Chief Impact & Sustainability Officer, Mondelez International	✓	✓
Lance Mitchell	64	2019	Chief Executive Officer, Reynolds Consumer Products
Richard Noll⁽²⁾	66	2020	Former Chief Executive Officer, Hanesbrands Inc.	✓		✓
Ann Ziegler	65	2020	Former Senior Vice President and Chief Financial Officer, CDW Corporation	✓	✓

(1)As of March 1, 2024
(2)Chairman of the Board

Board Diversity Matrix (as of March 1, 2024)
The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.

Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	4	4
Part II: Demographic Background
Hispanic or Latinx	1	0
White	3	4

CORPORATE GOVERNANCE HIGHLIGHTS
•Independent Chairman of the Board
•Diverse Board with effective mix of skills, experiences and perspectives
•4 of 8 Board members are female; 1 Board member is racially diverse
•Independent directors hold executive sessions without management present
•Single class voting structure (one share, one vote)
•Code of business conduct applicable to all employees, officers and directors
•Extensive Board and Audit Committee oversight of cybersecurity and other risk management matters
•Board oversight of environmental, social and governance matters
•Board oversight of health and safety matters
•Extensive management engagement with potential and existing shareholders

EXECUTIVE COMPENSATION BEST PRACTICES
We annually evaluate all elements of executive officers’ pay to ensure alignment with performance objectives, market best practices and stockholder interests. The following summarizes our compensation practices.

What We Do
✓	Pay for performance by providing the majority of senior executive compensation in the form of variable cash incentives and equity awards tied to meeting performance goals
✓	Establish challenging performance goals in incentive plans
✓	Require non-competition agreement for equity award eligibility
✓	Provide limited executive perquisites
✓	Discourage excessive risk-taking and encourage long-term decision-making with our compensation programs, in alignment with the interests of our shareholders
✓	Review executive compensation levels and practices relative to our peer group and relevant survey data
✓	Use an outside independent compensation consultant engaged directly by the CNG Committee to advise on executive compensation matters
✓	Subject executives’ cash and equity-based incentive compensation to clawback
✓	Maintain stock ownership guidelines for executive officers and directors

What We Don’t Do
X	Provide automatic salary increases for our executives in their employment agreements
X	Maintain supplemental executive retirement plans for our executives
X	Pay dividends on unearned performance-based equity awards
X	Provide excise tax gross-ups
X	Allow hedging or pledging of company securities
X	Reprice or exchange underwater stock options without shareholder approval

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is presently comprised of eight directors, divided into three classes serving staggered three-year terms. The term of the Class I directors expires at our 2024 Annual Meeting of Stockholders, the term of the Class II directors expires at our 2025 Annual Meeting of Stockholders, and the term of the Class III directors expires at our 2026 Annual Meeting of Stockholders. The current members of each class of directors are as follows:
•Class I directors: Helen Golding, Allen Hugli and Christine Montenegro McGrath
•Class II directors: Gregory Cole and Ann Ziegler
•Class III directors: Marla Gottschalk, Lance Mitchell and Richard Noll
We have entered into a Stockholders Agreement (the “Stockholders Agreement”) with Packaging Finance Limited (“PFL”) which, among other things, provides that PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock. Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL. Based on the recommendation of the Compensation, Nominating and Corporate Governance Committee (the “CNG Committee”) and designated by PFL, the Board has nominated Helen Golding, Allen Hugli and Christine Montenegro McGrath for election as directors at the 2024 Annual Meeting, to serve until the 2027 annual meeting of stockholders.
Proxies cannot be voted for a greater number of persons than three, the number of nominees named in this Proxy Statement. We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.
Set forth below is biographical information as of March 1, 2024, for the nominees and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among our executive officers or directors.

Gregory Cole

Age: 60
Director Since: October 2019
Class II
Committees:
•Compensation, Nominating and Corporate Governance Committee (Chair)

Mr. Cole currently serves as a senior executive and a director of Rank Group Limited (“Rank” or “Rank Group”) and a director of other entities owned by Mr. Graeme Hart. He has been a senior executive of Rank since 2004. He is a director of our controlling shareholder, PFL. From 1994 to 2004, Mr. Cole was a partner with Deloitte Touche Tohmatsu, which he joined in 1986. Mr. Cole received a Bachelor of Commerce from the University of Auckland.

Mr. Cole brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving in a variety of senior executive positions for Rank.

Helen Golding

Age: 61
Director Since: October 2019
Class I
Committees:
•Compensation, Nominating and Corporate Governance Committee

Ms. Golding is a director of our controlling shareholder, PFL, and currently serves as Group Legal Counsel and a director of Rank and a director of other entities owned by Mr. Graeme Hart. She has been a senior executive of Rank since 2006. Ms. Golding joined Rank from Burns, Philp & Company Pty Limited where she served as Company Secretary and Group Legal Counsel from 1998 to 2006. Prior to that, she was a private practitioner in a Sydney-based law firm. Ms. Golding received a Bachelor of Economics and Master of Laws from the University of Sydney.

Ms. Golding brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of her years serving as Group Legal Counsel for Rank.

Marla Gottschalk

Age: 63
Director Since: January 2020
Class III
Committees:
•Audit Committee (Chair)

Ms. Gottschalk served as the Chief Executive Officer of The Pampered Chef Ltd. from 2006 to 2013 and as President and Chief Operating Officer from 2003 to 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including as Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of the Kraft Cheese Division. Ms. Gottschalk is currently a member of the board of directors of Big Lots, Inc., where she serves as the chair of the audit committee and as a member of the compensation committee and nominating and governance committee. She also serves on the board of directors for US Foods Holding Corp. where she serves on the audit committee and nominating and governance committee. She also serves as a member of the board of directors of UL Inc., where she chairs the nominating and governance committee and is a member of the human capital and compensation committee. Ms. Gottschalk previously served as a director of Potbelly Corporation from 2009 to 2022. Ms. Gottschalk received a B.S. in Business from Indiana University and a Masters in Management Studies from Northwestern University’s J.L. Kellogg Graduate School of Management.

Ms. Gottschalk brings to the Board qualifications that include her extensive experience with global companies, her expertise in the consumer products industry and her years of experience in operations and strategic management.

Allen Hugli

 Age: 61
Director Since: March 2021
Class I
Committees: None

Mr. Hugli is a director of our controlling shareholder, PFL, and currently serves as Chief Financial Officer and a director of Rank, a director of Pactiv Evergreen Inc. (“PEI”) where he also served as the Chief Financial Officer from 2009 to 2020, and a director of other entities owned by Mr. Graeme Hart. He has been a senior executive of Rank since 1993. Mr. Hugli previously held positions in financial management and audit practices in Australia, Canada and New Zealand. Mr. Hugli received a Bachelor of Commerce (Honours) from Queen’s University at Kingston. Mr. Hugli holds a CPA CA designation from the Chartered Professional Accountants of Canada.

Mr. Hugli brings to the Board valuable perspective and insight with respect to the Company’s business, industry, challenges, and opportunities as a result of his years serving as Chief Financial Officer and a director of Rank.

Christine Montenegro McGrath

Age: 58
Director Since: September 2023
Class I
Committees:
•Audit Committee

Ms. McGrath has served as Senior Vice President and Chief Impact & Sustainability Officer with Mondelez International since 2021. Prior to her current position, Ms. McGrath served in various other leadership roles at Mondelez since 2012, including more recently Vice President and Chief of Global Impact, Sustainability & Mindful Snacking. Ms. McGrath joined Mondelez from Kraft Foods, Inc., where she worked from 1989 to 2012 in various management positions in brand management, product innovation and corporate initiatives, including serving as Vice President of Global Sustainability and Vice President Latino Centre of Excellence. Prior to this, Ms. McGrath was a Senior Auditor with Arthur Andersen & Co. from 1987 to 1989. Ms. McGrath received her Bachelor of Science, Accounting and Philosophy, from Boston College, School of Management in the Honors Program, and her Master of Management, Marketing and Strategy, from Northwestern University, J.L. Kellogg Graduate School of Management. Ms. McGrath also received an Honorary Doctorate in Business Administration from Boston College.

Ms. McGrath brings to the Board qualifications in senior leadership positions that include her extensive experience with global companies, expertise in the consumer products industry and years of experience in sustainability and ESG-related corporate governance, reporting and disclosures, as well as marketing and strategic management.

Lance Mitchell

Age: 64
Director Since: October 2019
Class III
Committees: None

Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s Board of Directors since October 2019. From 2005 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI and its subsidiaries (“PEI Group”) from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning, progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.

Mr. Mitchell brings to the Board valuable perspective and insight with respect to the business, industry, challenges, and opportunities as a result of his years serving as the senior executive officer of the Company. Mr. Mitchell also represents management’s perspective on important matters to the Board.

Richard Noll

Age: 66
Director Since: January 2020
Non-Executive Chairman of the Board Since: January 2020
Class III
Committees:
•Compensation, Nominating and Corporate Governance Committee

Mr. Noll served as Chairman of the Board of Directors of Hanesbrands Inc. from 2009 to 2019 and Chief Executive Officer from 2006 to 2016. Mr. Noll joined Hanesbrands Inc. from Sara Lee Corporation where he worked for 14 years in various management positions, including President and Chief Operating Officer of Branded Apparel and Chief Executive Officer and Chief Operating Officer of Sara Lee Bakery Group, and led the turnarounds of several Sara Lee Corporation bakery and apparel businesses. Within the past five years, Mr. Noll served as a member of the board of directors of Carter’s Inc., where he served as a member of its compensation committee from 2019 to 2021 and as a member of the board of directors of Jack Creek Investment Corp. from 2021 to January 2023, where he served as a member of its audit committee, which he chaired beginning in 2022. Mr. Noll previously served as a member of the board of directors of Neighbor Inc. from 2020 to January 2024 and as a director of Fresh Market Inc. from 2011 to 2016. Mr. Noll received a B.A. in Business Administration from Pennsylvania State University and an M.B.A. from Carnegie Mellon University.

Mr. Noll brings to the Board broad experience with business issues applicable to the success of a publicly-traded company, including a controlled company, and the consumer packaged goods industry after his experience and holding senior leadership positions at Hanesbrands Inc.

Ann Ziegler

Age: 65
Director Since: September 2020
Class II
Committees:
•Audit Committee

Ms. Ziegler served as Senior Vice President and Chief Financial Officer of CDW Corporation, a technology solutions provider, from 2008 to 2017. From 2005 to 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Food & Beverage, a division of Sara Lee Corporation, a global consumer goods company. From 2003 to 2005, Ms. Ziegler served as Chief Financial Officer and Senior Vice President, Administration of Sara Lee Bakery Group. From 1993 to 2003, Ms. Ziegler served in various corporate development and legal positions at Sara Lee. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at the law firm of Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler is currently a member of the board of directors of US Foods Holding Corp. and Wolters Kluwer. During the past five years, Ms. Ziegler also served on the board of directors of Groupon, Inc. and Hanesbrands, Inc. Ms. Ziegler received a B.A. in Economics and Government from The College of William and Mary and a J.D. from University of Chicago Law School.

Ms. Ziegler brings to the Board experience in senior leadership positions with companies in the consumer products industry, including with corporate risk management issues, and preparing or overseeing the preparation of financial statements. She has experience in corporate governance through service as a director of other public companies.

Board of Directors’ Recommendation
The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.
The Board of Directors recommends that stockholders vote FOR the election of the three director nominees, Helen Golding, Allen Hugli and Christine Montenegro McGrath.

CORPORATE GOVERNANCE

Director Independence
We are a “controlled company” under the rules of the Nasdaq Stock Market LLC (“Nasdaq”). As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that we have a Board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules, and a compensation and nominating committee that is composed entirely of independent directors.
Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee. All members of the Audit Committee are independent directors.
Our Board of Directors has determined that Ms. Gottschalk, Ms. McGrath, Mr. Noll and Ms. Ziegler are independent directors under Nasdaq rules. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.
Board Leadership Structure
The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our Bylaws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications
A shareholder or other interested party may submit a written communication to the Board of Directors by sending it to the Board in care of Corporate Secretary at Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. The Corporate Secretary will send copies of all communications to the Chairman and Chief Executive Officer and, when appropriate, to all Board members.

Procedures for Selecting and Nominating Director Candidates
The CNG Committee Charter provides that the CNG Committee shall:
•Determine the qualifications, qualities, skills and other expertise required to be a director and develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).
•Evaluate the current composition, organization and governance of the Board and make appropriate recommendations on such matters to the Board for approval, consistent with the Director Criteria.
•Search for, identify, evaluate and recommend for selection by the Board candidates for membership on the Board, including in the case of newly-created positions or vacancies on the Board and review any candidates that are recommended by stockholders in compliance with the Company’s certificate of incorporation, bylaws and stockholder nomination and recommendation policies and procedures, applicable law and any applicable stockholders agreement. In making its recommendations for Board and committee membership, the Committee shall:
◦review candidates’ qualifications for membership on the Board or a committee of the Board based on the Director Criteria;
◦consider any other factors that are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the CNG Committee or the Board;
◦assess the performance of current directors being evaluated for renomination to the Board; and
◦periodically review, as appropriate, the service of all directors on the boards of other public companies with consideration to the substantial time commitment required of directors and make such recommendations to the Board as it may deem advisable.
•Recommend for selection by the Board the director nominees (by class, if the Board is classified at the time of the recommendation), to stand for election to the Board by the stockholders at any meeting of stockholders at which directors are to be elected.
•Consider the Board’s leadership structure, including the separation of the chair of the Board and Chief Executive Officer roles and/or appointment of a lead independent director of the Board, either permanently or for specific purposes, and make such recommendations with respect thereto as the CNG Committee deems appropriate.
•Develop and review periodically the Company’s policies and procedures for considering stockholder nominees for election to the Board.
•Evaluate the performance of individual members of the Board and, if appropriate, recommend termination of membership of individual directors for cause or for other appropriate reasons.
•Evaluate the “independence” of directors and director nominees against the independence requirements of Nasdaq and the Exchange Act, and the regulations promulgated thereunder.

Pursuant to the Stockholders Agreement between the Company and PFL, PFL has the right to nominate all of our directors so long as the Hart Entities (as defined in the Stockholders Agreement) beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock. Currently, PFL has the right to nominate all of our directors, and all of our directors were nominated by, and may be removed by, PFL.

The Company’s Bylaws include provisions for nomination and election of directors at the annual meeting of stockholders and requirements for director nominees.

The CNG Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees
Our Board of Directors held six meetings during 2023. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2023, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are encouraged to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All of our directors who were directors at the time of our 2023 annual meeting of stockholders attended that meeting.
During 2023, our Board of Directors had two standing committees: the Audit Committee and the CNG Committee. The following sets forth a summary of the responsibilities of each of the committees and the membership of each of our committees as of March 1, 2024.

Audit Committee
The members of our Audit Committee are Ms. Gottschalk (Chair), Ms. McGrath and Ms. Ziegler. The composition of our Audit Committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that Ms. Gottschalk is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. Our Audit Committee is directly responsible for, among other things:
•selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•approving the planned scope and timing, and discussing the findings, of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results, including engaging with that firm to understand the nature of each identified critical audit matter, the basis for identifying a matter as a critical audit matter and how each such identified matter will be described in the firm’s audit report;
•review and discuss with management and any independent registered public accounting firm any climate-related and other environmental disclosures to be made by the Company, including any attestation or other assurance to be provided by such firm;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or auditing matters;
•considering the adequacy of our internal controls and internal audit function;

•reviewing policies and practices with respect to risk assessment and risk management, and discussing with management major financial risk exposures and the steps that have been taken to monitor and control such exposures, including review of enterprise risk, legal liabilities, cybersecurity related risks and threats, fraud assessments, climate risks and privacy, data security and business continuity risk exposures;
•reviewing and approving related person transactions and those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm.
The Audit Committee held four meetings during 2023. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.ReynoldsConsumerProducts.com.
Compensation, Nominating and Corporate Governance Committee
The members of our CNG Committee are Mr. Cole (Chair), Ms. Golding and Mr. Noll. Our CNG Committee is responsible for, among other things:
•determining, or recommending to our Board of Directors for determination, the compensation of our executive officers;
•reviewing and approving the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and evaluating, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans;
•reviewing management succession plans;
•reviewing our overall compensation philosophy;
•identifying and recommending candidates for membership on our Board of Directors;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing and considering proposed waivers of the code of conduct for directors and executive officers and making recommendations to our Board of Directors;
•overseeing the process of evaluating the performance of our Board of Directors; and
•assisting our Board of Directors on corporate governance matters, including reviewing stockholder proposals and certain proxy and Form 10-K disclosures related to corporate governance.
The CNG Committee held five meetings during 2023. The CNG Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance—Documents and Charters” section of our website at www.ReynoldsConsumerProducts.com.

Risk Oversight
Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the CNG Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.
Board Evaluations
The Board of Directors conducts an annual Board evaluation process. Per the Board’s direction, the Corporate Secretary prepares self-evaluation questionnaires for each of the Board, the Audit Committee and the CNG Committee. All Board and Committee members complete the evaluations. The Corporate Secretary then compiles the results of the evaluations and provides the compilations to the respective Chairs. During the executive session of their regularly scheduled October meetings, each Chair reviewed the results of the evaluations and the members discussed.
Environmental, Social & Governance Matters
Management recognizes the importance of Environmental, Social & Governance matters to all stakeholders and has reviewed and discussed with the Board the Company’s development of its Environmental, Social & Governance framework. In 2023, the Board appointed Christine Montenegro McGrath to the Board of Directors and appointed her to the Audit Committee. Ms. McGrath brings to the Board extensive experience in sustainability and expertise in the consumer products industry.
Management provides regular updates to the Board regarding Environmental, Social & Governance matters, and also provides regular updates to Company stakeholders. Additional information about the Company’s Environmental, Social & Governance actions, goals and initiatives is included in our 2023 Annual Report to Stockholders, which is being provided as part of the proxy materials and is available on our corporate website at www.ReynoldsConsumerProducts.com.

DIRECTOR COMPENSATION
During 2023, our directors who are not employees of our company or of Rank Group (the “non-affiliated directors”) (Mr. Noll, Ms. Gottschalk, Ms. McGrath and Ms. Ziegler) received annual retainers and annual equity compensation grants pursuant to the following program:
•Board member: $245,000, of which $100,000 was an annual cash retainer and $145,000 was in the form of an annual grant of restricted stock units (“RSUs”).
•Chairman of the Board: $115,000, of which $50,000 was an annual cash retainer and $65,000 was in the form of an annual grant of RSUs, in addition to the $245,000 in board member payments and grants described above.
•Chair of our Audit Committee: $20,000, as an annual cash retainer.
•Members of our Audit Committee and our CNG Committee: $10,000, as an annual cash retainer.
RSUs are granted pursuant to the Reynolds Consumer Products Inc. Equity Incentive Plan (the “Equity Incentive Plan”) and the number of RSUs granted is calculated by dividing the applicable dollar value by the closing sale price per share of our common stock on the date of grant. The RSUs granted in 2023 to each of Ms. Gottschalk, Mr. Noll, and Ms. Ziegler were granted on April 26, 2023, the date of our 2023 annual meeting, and will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the following year’s annual meeting of stockholders. The RSUs granted to Ms. McGrath when she was appointed to the Board on September 25, 2023, were in a prorated amount and will vest in full on the first anniversary of the date of grant.
Beginning in 2023, non-affiliated directors were able to elect to defer the settlement of their RSUs for a period of time after the RSUs vest, either upon cessation of their service as a director or a later date following the cessation of their service as a director.
For 2023, the cash retainer amounts were paid to non-affiliated directors on April 26, 2023, except for Ms. McGrath, who received her retainers in October 2023 in the amount of $26,849 (prorated for the period from September 25, 2023 to December 31, 2023) for serving on the Board and $2,685 (prorated for the period from September 25, 2023 to December 31, 2023) for serving on the Audit Committee.
Beginning in 2024, the cash retainer amounts that are paid to non-affiliated directors will be paid in quarterly installments on or about the first day of January, April, July and October rather than in a lump sum payment on the date of the Company’s annual meeting.
Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as directors. An individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.
We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our Board of Directors or committees, and have entered into Indemnification Agreements with our directors.

STOCK OWNERSHIP GUIDELINES

We have adopted Stock Ownership Guidelines (the “Guidelines”) applicable to our non-affiliated directors that became effective on July 1, 2023. Under the Guidelines, each non-affiliated director is expected to own shares of our common stock with a value at least equal to five times the annual Board cash retainer (not including any chair or committee retainers). Shares owned directly and indirectly, as well as full-value equity awards (such as RSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines. Stock options (if any were to be granted by the Company) do not count toward the ownership level under the Guidelines.
The applicable ownership level is to be achieved by our directors within the later of July 1, 2028 (five years after the effective date of the Guidelines) or five years following when he or she becomes subject to the Guidelines (such date, the “Compliance Date”). Prior to the first applicable Compliance Date, until a non-affiliated director has satisfied the applicable level of ownership, he or she is required to retain not less than 50% of the net shares received (shares received after any shares are withheld to satisfy applicable withholding taxes) from the vesting or settlement of any equity award granted after the effective date of the Guidelines. As of and following the first applicable Compliance Date, if the applicable level of ownership has not been achieved, or if it has been achieved but a non-affiliated director falls below the applicable level of ownership, he or she will be required to retain 100% of the net shares received from the vesting or settlement of any equity award granted until the applicable level of ownership is achieved.
2023 Director Compensation Table
The following table presents the compensation for each person who served as a member of our Board of Directors during 2023, other than Mr. Mitchell. Mr. Mitchell, who is also our Chief Executive Officer, receives no compensation for his service as a director. The compensation received by Mr. Mitchell as our Chief Executive Officer during 2023 is presented in the Summary Compensation Table. Mr. Cole, Ms. Golding and Mr. Hugli did not receive any compensation for his or her service as a director of ours in 2023, due to the fact that they were serving as officers of Rank Group at the time of payment or grant.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($)⁽¹⁾	($)⁽²⁾	($)
Gregory Cole	$—	$—	$—	$—
Helen Golding	—	—	—	—
Marla Gottschalk	120,000	145,008	4,008	269,016
Allen Hugli	—	—	—	—
Christine Montenegro McGrath	29,534	85,014	—	114,548
Richard Noll	170,000	209,990	6,012	386,002
Ann Ziegler	110,000	145,008	4,008	259,016

(1)The number of unvested RSUs held by each director at December 31, 2023 was: Mr. Cole: zero; Ms. Golding: zero; Ms. Gottschalk: 5,273; Mr. Hugli: zero; Mr. Noll: 7,636; Ms. McGrath: 3,274; and Ms. Ziegler: 5,273.
(2)The amounts in this column represent the dollar value of dividend equivalents paid in 2023 related to RSUs held by the director.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ALLOW FOR EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW
The Board has unanimously approved and declared advisable, and recommends that our stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law (the “Charter Amendment”).
The State of Delaware, which is the Company’s state of incorporation, recently amended Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) to authorize Delaware corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation for purposes of service of process.
Section 102(b)(7) of the DGCL, as amended, only permits, and therefore Charter Amendment would only permit, the exculpation of those certain officers for claims that do not involve breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. In addition, under the Charter Amendment, the exculpation of officers would not apply to claims brought by or in the right of the Company, such as derivative claims.
In considering whether to propose the Charter Amendment, the Board considered that the role of an officer (like the role of a director) requires time-sensitive decision-making on critical matters which can create substantial risk of investigations, claims, actions, lawsuits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes the Charter Amendment better aligns the protections available to the Company’s officers with those currently available to the Company’s directors and would avoid the risk of officers being added to direct claims relating to breaches of the duty of care, which can lead to increased litigation and insurance costs. In addition, the Board believes that the Charter Amendment would better position the Company to continue to attract and retain top executive talent by providing protection against the potential exposure to liabilities and costs of defense tied to such claims. For those reasons, and taking into account the limits on the types of claims for which officers’ liability would be exculpated, the Board determined that approval of the Charter Amendment to allow for exculpation of certain of the Company’s officers is advisable and in the best interests of the Company and its stockholders.

Text of Proposed Charter Amendment
Our Amended and Restated Certificate of Incorporation currently provides for the exculpation of directors and does not include a provision allowing for the exculpation of officers. We propose to amend Section (A), Limited Liability, of Article 8, Indemnification, of our Amended and Restated Certificate of Incorporation so that it would state in its entirety as follows (with additions shown as underlined):
“(A) Limited Liability. A director or an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, to the fullest extent permitted by Delaware Law as the same exists or as may hereafter be amended from time to time.”
Timing and Effect of the Charter Amendment
Other than the replacement of the existing Section (A), Limited Liability, of Article 8, Indemnification by the proposed Section (A), Limited Liability, of Article 8, Indemnification, the remainder of the Amended and Restated Certificate of Incorporation will remain unchanged. If the Charter Amendment is approved by the stockholders, the amendment will become effective upon filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the Annual Meeting.
Board of Directors’ Recommendation
The Board of Directors recommends that stockholders vote FOR approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.
PricewaterhouseCoopers LLP has audited our financial statements for each year since 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Board of Directors’ Recommendation
The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.
AUDITOR FEES
The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2023 and 2022:

	2023	2022
	(in thousands)
Audit Fees⁽¹⁾	$2,440	$3,000
Audit-Related Fees⁽²⁾	150	425
Tax Fees	—	—
All Other Fees	—	—
Total	$2,590	$3,425

(1)Audit Fees for 2023 and 2022 were for professional services rendered for the audits of the Company’s annual consolidated financial statements and quarterly consolidated financial statements.
(2)Audit-related fees were for a Form S-3 filing on May 23, 2022 and comfort letter procedures.

All services rendered by PricewaterhouseCoopers LLP in 2023 and 2022 were approved by the Audit Committee, which considered whether the provision of all services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PRE-APPROVAL POLICY
The Audit Committee has adopted a policy with respect to pre-approval of certain types of audit and non-audit related services specifically described by the Audit Committee on an annual basis. In general, the Audit Committee has pre-approved the provision of certain audit services and audit-related services, in each case up to an annual amount which varies by the type of services. Individual engagements anticipated to exceed such pre-established thresholds must be separately approved. This policy also sets forth certain services that the Company’s independent public accountant is prohibited from providing to the Company. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
All services provided and fees charged by PricewaterhouseCoopers LLP to us were pre-approved in accordance with the policy described above.
AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2023. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Audit Committee

Marla Gottschalk, Chair
Christine Montenegro McGrath
Ann Ziegler

PROPOSAL 4: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Consistent with the preference expressed by our stockholders at the 2021 annual meeting of stockholders, we are conducting say-on-pay votes on an annual basis.
As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and CNG Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this Proxy Statement.”
Because your vote is advisory, it will not be binding on the Board of Directors or the CNG Committee. However, the Board of Directors and the CNG Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.
Board of Directors’ Recommendation
The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

EXECUTIVE COMPENSATION
The following provides information about our executive officers, as of March 1, 2024.

Name	Age	Position
Lance Mitchell	64	President and Chief Executive Officer
Scott Huckins	57	Chief Financial Officer
Rachel Bishop	50	President, Hefty Tableware
Judith Buckner	55	President, Reynolds Cooking & Baking
Lisa Smith	55	President, Hefty Waste and Storage
Christopher Corey	46	President, Presto Products
Stephan Pace	61	President, Sales and Chief Customer Officer
Chris Mayrhofer	49	Senior Vice President and Corporate Controller
Steve Estes	51	Chief Administrative Officer
Rita Fisher	54	Chief Information Officer and Executive Vice President, Supply Chain
Michael McMahon	60	Senior Vice President, Key Accounts Sales
Valerie Miller	51	Executive Vice President of Human Resources
David Watson	65	Legal Counsel and Corporate Secretary
Nathan Lowe	44	Vice President, Financial Planning & Analysis
Mark Swartzberg	57	Vice President, Investor Relations
Lance Mitchell
Mr. Mitchell has served as the Company’s President and Chief Executive Officer since 2011 and as a member of the Company’s board of directors since October 2019. From 2005 to 2011, Mr. Mitchell served as President of Closure Systems International (part of PEI Group from 2008 to 2019). Mr. Mitchell commenced his career in sales and marketing at Owens Corning. progressed to General Management positions at Avery Dennison and Goodrich followed by executive management positions at PolyOne and Alcoa before joining PEI Group in 2008. Mr. Mitchell received a B.S. in Business from Bowling Green State University.
Scott Huckins
Mr. Huckins has served as the Company’s Chief Financial Officer since November 2023. Prior to joining the Company in October 2023, Mr. Huckins served as the CFO of SunOpta, Inc. from 2019 to October 2023. Mr. Huckins previously served as CFO of Claire’s Stores Inc. from 2016 to 2019. Prior to Claire’s, Mr. Huckins was with Sears Holdings from 2012 to 2016 where he served in the roles of Vice President – Treasurer and as President – Sears Reinsurance Company, Ltd., a captive reinsurance company operating in Bermuda. Mr. Huckins also served as Vice President – Treasury, Tax, and Investor Relations at RCS Holdings, Inc. from 2010 to 2012. He formerly served as Principal at Pioneer Advisors from 2008 to 2009. From 2001 to 2008, Mr. Huckins served in senior leadership roles at Koch Industries Inc. and affiliated companies, including as President & CEO of Koch Financial Products, LLC, CFO of the Capital Markets Division, Treasurer of Koch Industries Inc., and CFO of KoSa B.V. Mr. Huckins holds a Bachelor of Science in Finance from Arizona State University and earned a Master of Management, with concentrations in Finance and Management Strategy, from Northwestern University, J.L. Kellogg Graduate School of Management.

Rachel Bishop
Ms. Bishop has served as the Company’s President of Hefty Tableware since 2019. Prior to joining the Company, she served as Chief Strategy Officer and President, Snacks at TreeHouse Foods, Inc. Ms. Bishop was previously Group Vice President of Retail Strategy at the Walgreen Company and began her business career at McKinsey & Company, where she worked with consumer businesses on a broad range of sales, marketing, and operational topics. Ms. Bishop has served as a board member of Sally Beauty Holdings since 2022. Ms. Bishop earned B.S. degrees in Materials Science and Engineering and in Geophysics from Brown University and a Ph.D in Materials Science and Engineering with a minor in Technology Management from Northwestern University.
Judith Buckner
Ms. Buckner has served as the Company’s President of Reynolds Cooking & Baking since November 2022. She previously served as the Company’s President of Presto Products from 2019 to November 2022 and Senior Vice President, Business Transformation of the Company from 2017 to 2019. Ms. Buckner first joined the Company in 2000 as an Engineering Manager and has held various other leadership roles including Director of Manufacturing, Plant Manager, Director of Engineering and New Product Development and Vice President of Operations and Engineering. Her prior experience includes various engineering and leadership roles in product development and operations at Hoechst-Celanese/Invista from 1991 to 2000. Ms. Buckner earned a B.S. in Chemical Engineering from Purdue University.
Lisa Smith
Ms. Smith has served as the Company’s President of the Hefty Waste & Storage business since 2020. She previously served as Senior Vice President of Marketing for the Reynolds Cooking & Baking business since 2018, and prior to that was Vice President of Marketing for the Hefty Waste & Storage business from 2015 to 2018. Ms. Smith first joined the Company in 2009. Her prior experience includes holding marketing, sales and category management roles at CPG organizations including Mars, Sara Lee and Sunstar/GUM. Ms. Smith earned a B.S. in Marketing from the University of Illinois and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.
Christopher Corey
Mr. Corey has served as the Company’s President of Presto Products since November 2022. He previously served as Senior Vice President, International and Canada of the Company from 2019 until November 2022. His prior experience in CPG leadership includes roles at Kraft Heinz, Boehringer Ingelheim Consumer Healthcare, and Johnson & Johnson. Mr. Corey earned a Bachelor in Finance from the University of New Mexico and an MBA in Marketing from the Thunderbird School of Global Management.
Stephan Pace
Mr. Pace has served as the Company’s President, Sales and Chief Customer Officer, since 2020. Prior to this role, he served as the Company’s President of Walmart/Sam’s and eCommerce since 2015 and the Company’s Chief Customer Officer and Senior Vice President of Sales beginning in 2010. He served as Vice President of Sales for Pactiv’s Consumer Products Division prior to PEI’s acquisition of Pactiv in 2010. Mr. Pace joined Pactiv in 2001 and held several senior management positions. Prior to joining Pactiv, he served in a variety of sales and marketing roles at Unilever plc and Procter & Gamble Company. Mr. Pace received a B.A. in Economics from Wesleyan University.

Chris Mayrhofer
Mr. Mayrhofer has served as the Company’s Senior Vice President and Corporate Controller since January 1, 2021 and as the Principal Accounting Officer since April 22, 2020. He previously served as Vice President and Controller for the Company from July 15, 2019 to January 1, 2021. Prior to joining the Company, Mr. Mayrhofer served as Vice President and Corporate Controller of Evergreen Packaging from 2017 to July 2019, Vice President and Corporate Controller of Graham Packaging from 2012 to 2017 and, prior to that, held various financial positions with PEI Group from 2009 to 2012, Performance Food Group Company from 2005 to 2009 and Ernst & Young LLP. He holds a Bachelor of Business Administration in Accounting from the University of Richmond and is a Certified Public Accountant.
Steve Estes
Mr. Estes joined the Company in January 2021 as its first Chief Administrative Officer, leading Business Transformation, EHS, HR, Legal, Procurement and Operational Excellence. He has 23 years of experience with Rank Group-owned companies, including his most recent role as Chief Human Resources Officer, Rank Group. He previously served as Vice President Human Resources, Rank Group, promoted from his role as, Vice President of Human Resources, Evergreen Packaging. He also served in Human Resources and safety roles at International Paper, Mattel, Inc., and Bruce Hardwood Floors. Mr. Estes earned a BBA in HR Management from Freed-Hardeman University and an MBA from Georgia Southern University.
Rita Fisher
Ms. Fisher has served as the Company’s Chief Information Officer and Executive Vice President, Supply Chain since August 2017. Prior to joining the Company, Ms. Fisher served as Vice President and Head of Global Business Services for Kraft Heinz. During her 22 years at Kraft Heinz, she held many global and regional roles in Information Technology and Supply Chain, including Head of Global IT and Senior Director Supply Chain Transformation. Ms. Fisher started her career at People’s Gas Company as a Senior Business Analyst. Currently, Ms. Fisher is a member of the board of directors of Lamb Weston Holdings, Inc. Ms. Fisher earned a B.S. in Mathematics and Computer Science from the University of Illinois at Chicago and an M.S. in Computer Science from DePaul University.
Michael McMahon
Mr. McMahon has served as Senior Vice President, Key Accounts Sales since April 2015. Prior to that he served as Vice President of the Non Foods/Club Channel from November 2012 to March 2015. He joined Pactiv in 2006 as Director Category Management, and moved to the Company following PEI’s 2010 acquisition of Pactiv. Prior to that he had twenty years of sales experience at Kraft Foods, in roles including Senior Director of Category Planning. Mr. McMahon earned a B.A. in Marketing and Management from Olivet College, Michigan.
Valerie Miller
Ms. Miller has served as the Executive Vice President of Human Resources since January 2021 and as Vice President of Human Resources since October 2019. Prior to that, she served as the Senior Director of Human Resources from April 2017 to September 2019, and in various other Human Resources roles with the Company since 2012. Before that, she held various Human Resources leadership positions with Graham Packaging. Ms. Miller earned her B.A. in Business Administration from Carthage College and an MBA from University Wisconsin at Milwaukee.

David Watson
Mr. Watson has served as Legal Counsel of the Company since February 2015, and as Corporate Secretary since January 31, 2020. Prior to that, he served as General Counsel and in various other legal roles with the Company since July 2009. Prior to that, he held chief legal officer positions with several public and private companies. Mr. Watson earned a B.S. in Business Administration from the University of Illinois and a J.D. from University of Illinois College of Law.
Nathan Lowe
Mr. Lowe has served as the Company’s Vice President of Financial Planning & Analysis since January 2021. Prior to that, he served as the Senior Director of Financial Planning & Analysis from January 2019 to December 2020. Mr. Lowe joined the Company after serving as Assistant Corporate Controller and Treasurer of GEC Packaging Technologies (part of PEI Group) from 2016 to 2018, and Financial Controller of Americold Logistics LLC’s international business from 2015 to 2016. From 2006 to 2015, Mr. Lowe was at KPMG both in Australia and USA, where he worked primarily with consumer and industrial businesses providing a range of audit and advisory services. He holds a Bachelor of Commerce and Accounting and Bachelor of Applied Finance from Macquarie University and is a Chartered Accountant.
Mark Swartzberg
Mr. Swartzberg has served as Vice President of Investor Relations since April 2020. Prior to joining the Company, Mr. Swartzberg served as Vice President of Investor Relations of Molson Coors from 2018 to 2020, and prior to that held various securities analyst positions with Stifel Nicolaus from 2002 to 2018, ABN AMRO Bank N.V. from 2000 to 2002, and Smith Barney from 1998 to 2000. Mr. Swartzberg earned a B.A. in History and Political Science from Duke University and an MBA from Harvard Business School.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This CD&A describes our compensation approach and programs for our named executive officers (“NEOs”), which consist of the following persons for 2023:
•Lance Mitchell, President and Chief Executive Officer
•Scott Huckins, Chief Financial Officer
•Rachel Bishop, President, Hefty Tableware
•Judith Buckner, President, Reynolds Cooking & Baking
•Lisa Smith, President, Hefty Waste and Storage
•Michael Graham, who served as Chief Financial Officer until November 13, 2023
As previously disclosed, effective November 13, 2023, Scott Huckins succeeded Michael Graham as the Company’s Chief Financial Officer, who previously announced his planned retirement from the Company. Effective upon Mr. Huckins’ appointment as Chief Financial Officer, Michael Graham stepped down from this position and moved into an advisory role to assist with the transition. Michael Graham remains a full-time employee with the Company, with the same compensation and under the same terms and conditions as his employment agreement, until his planned retirement on March 31, 2024.

The following discussion relates to the compensation of our NEOs whose compensation is disclosed below, as well as the overall principles underlying our executive compensation policies. Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, during and for 2023.
Our Compensation Objectives and Philosophy
Our compensation objectives include attracting and retaining top talent, motivating and rewarding the performance of senior executives in support of achievement of strategic, financial and operating performance objectives and ensuring that our total compensation packages are competitive in comparison to those offered by our peers. Our NEOs, as well as our employees generally, participate in compensation and benefits plans and programs that are intended to align our compensation programs with our business objectives, promote good corporate governance and seek to achieve our compensation objectives.
To ensure that management’s interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, our executive compensation program emphasizes a pay-for-performance compensation philosophy so that attainment of enterprise-wide, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of enterprise-wide and/or business unit goals, we seek to foster teamwork and commitment to performance. Further, the use of components such as equity ownership and long-term equity-based incentive compensation programs is important to ensure that the efforts of management are consistent with the objectives of our stockholders.
The CNG Committee also values the opinions of our stockholders, and it reviews and considers the outcome of our annual vote on executive compensation, also known as the “say-on-pay” vote, along with other relevant factors, in evaluating the compensation program for the NEOs. At our 2023 annual meeting, stockholders showed strong support for our executive compensation program, with approximately 99% of votes cast approving our advisory say-on-pay proposal. The CNG Committee considered the strong level of stockholder support and made no material changes in our executive compensation program as a result of the 2023 say-on-pay vote.
Risk Assessment of Compensation Programs
Our CNG Committee, based on an evaluation by management, assisted by the Committee’s independent compensation consultant, does not believe that our compensation arrangements, including financial performance measures used to determine short-term and long-term incentive payout amounts, provide our employees with an incentive to engage in business activities or other behavior that would expose us or our stockholders to risks that are reasonably likely to have a material adverse effect on our company.
Executive Compensation Process
Role of the Independent Compensation Consultant
The CNG Committee has responsibility for determining our compensation philosophy, structuring our compensation and benefits programs and determining appropriate payments and awards to our executive officers, including our NEOs. The CNG Committee is also responsible for implementing, monitoring and evaluating our executive compensation philosophy and objectives and overseeing the compensation program for senior executives. The CNG Committee’s responsibilities and authority are described fully in its Charter. Our CNG Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent compensation consultant, to advise on compensation matters.
In addition, Pearl Meyer provided an analysis of base salary, annual incentive program (“AIP”) compensation and long-term incentive (“LTI”) compensation for senior executives, comparing them to executives at companies in our peer group (the “Benchmark Comparison Group”) and using compensation survey data for similarly sized organizations in our industry.

Peer Group
The Benchmark Comparison Group utilized as a benchmark for executive compensation matters for 2023 included:

  •     AptarGroup, Inc.

  •     Central Garden & Pet Company

  •     Church & Dwight Co., Inc.

  •     Edgewell Personal Care Company

  •     Energizer Holdings, Inc.

  •     Greif, Inc.

  •     Hasbro, Inc.

  •     Helen of Troy Limited

  •     Medifast, Inc.

 •    Nu Skin Enterprises, Inc.

 •    O-I Glass, Inc.

 •    Sealed Air Corporation

 •    Silgan Holdings Inc.

 •    Snap-on Incorporated

 •    Sonoco Products Company

 •    Spectrum Brands Holdings, Inc.

 •    The Clorox Company

 •    The Scotts Miracle-Gro Company

The criteria considered in selecting peer companies for the Benchmark Comparison Group include the following:
•size, as measured by revenue, market capitalization and enterprise value;
•industry category, including consumer household, personal and leisure products, household durables, containers and packaging; and
•competition for sources of talent.
As part of our annual compensation planning, a review was performed of the Benchmark Comparison Group to ensure the group remains a reasonable basis of comparison of industry and size. In preparation for determining 2023 executive compensation matters, Tupperware Brands was removed from our Benchmark Comparison Group due to declining market capitalization and potential restructuring activity, and Sonoco Products Company was added due to its size, industry and competition for sources of talent.
Role of Management
Our CEO, in collaboration with Pearl Meyer and with input from the CNG Committee, makes recommendations to the CNG Committee for base salary, AIP, LTI and any other elements of our compensation program for each NEO (other than the CEO, whose compensation is determined solely by the CNG Committee). Our CEO also provides recommendations to the CNG Committee on other elements of our compensation program for senior executives, including, for example, the design and metrics under our AIP and LTI programs. While the CNG Committee will consider the CEO’s recommendations with respect to the compensation of the NEOs, the CNG Committee independently evaluates the recommendations and makes all final compensation decisions relating to the NEOs.
In the case of compensation for employees below the most senior level, the CNG Committee has delegated certain authority to our management to make determinations in accordance with guidelines established by the CNG Committee.

Total Direct Compensation
The CNG Committee, advised by its independent compensation consultant Pearl Meyer, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers. To establish the appropriate target total direct compensation for each position, Pearl Meyer provides and the Committee reviews the market levels for base salary, target annual cash, target LTI and total direct compensation based upon our Benchmark Comparison Group and published surveys. The Committee then considers that market data, as well as other factors, in determining the elements of total direct compensation for each position.
Elements of Compensation
The components of executive compensation for our NEOs, and the primary objectives of each, are summarized in the chart below:

Compensation Element	Description	Form	Objective
Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	• Support talent attraction and retention

Annual Incentive Program	Variable based on the achievement of annual financial metrics	Cash	• Link pay and performance • Drive the achievement of short-term business objectives

LTI Compensation	Variable based on the achievement of longer-term goals and stockholder value creation	50% time-based RSUs and 50% performance share units (“PSUs”)	• Support talent attraction and retention • Link pay and performance • Drive the achievement of longer-term goals • Align with shareholder interests and focus on creating value over long-term

Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits	Group medical benefits Life and disability insurance 401(k) plan participation Nonqualified deferred compensation plan	• Support talent attraction and retention

Because of the ability of our NEOs to directly influence our overall performance, and consistent with our philosophy of linking pay to performance, the compensation programs allocate a significant portion of compensation paid to our NEOs to both short-term and long-term performance-based incentive programs.  In addition, as an employee’s responsibility and ability to affect our financial results increases, base salary becomes a relatively smaller component of total compensation while long-term and at-risk incentive compensation becomes a larger component of total compensation.

Base Salary
Base salaries are set at competitive levels necessary to attract and retain top-performing senior executives, including our NEOs, and are intended to compensate senior executives for their job responsibilities and level of experience. The CNG Committee has a goal to set each of the elements of total compensation at or around the 50th percentile of the Benchmark Comparison Group (and, for our presidents of our four business units, the overall general industry), adjusted to reflect each executive’s individual performance and contributions. In certain cases, including when an executive is recruited from another company or where it is otherwise appropriate to retain or incentivize an executive, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive.
Mr. Mitchell did not receive a base salary adjustment in 2023. Mr. Graham and Mses. Bishop, Smith and Buckner received base salary adjustments of 3%, 3%, 5% and 11%, respectively, in 2023. All base salary adjustments for our NEOs in 2023 were made in an effort to align with our compensation goals.
In connection with his appointment as Chief Financial Officer, the CNG Committee established Mr. Huckins’ initial annual base salary at $675,000.
Annual Incentive Compensation
2023 Annual Incentive Program
Our 2023 annual incentive program (“2023 AIP”) was designed to provide an opportunity for our senior executives, including our NEOs, to earn an annual incentive, paid in cash, based on the achievement of certain financial targets and strategic priorities.  An executive’s incentive target is a percentage of his or her actual annual base salary amount.
The 2023 AIP was designed to motivate our senior executives to achieve annual financial and other business goals based on our strategic, financial, and operating performance objectives. For our senior executives, including our NEOs, 80% of the payout under the 2023 AIP would be determined by 2023 Adjusted EBIT as a percentage of 2022 Adjusted EBIT (“Adjusted EBIT Growth”). The remaining 20% would be determined by the 2023 increase in total net revenues relative to 2022 total net revenues (“Revenue Growth”). The target levels, as well as threshold and maximum levels, for these performance metrics were set by the CNG Committee in the first quarter of 2023. Based on the combined Adjusted EBIT Growth and Revenue Growth results, a participant could earn up to 200% of the target value.
In the first quarter of 2023, the CNG Committee established the following payout levels that would be associated with the degree to which each of Adjusted EBIT Growth and Revenue Growth was attained for 2023:

Adjusted EBIT Growth	Threshold	Target	Maximum
FY 2023 ($m)	386	438	472
% of FY 2022	90%	102%	110%
Percentage Payout Level	25%	100%	200%

Revenue Growth	Threshold	Target	Maximum
FY 2023 ($m)	3,722	3,912	4,103
% of FY 2022	97.5%	102.5%	107.5%
Percentage Payout Level	25%	100%	200%
The CNG Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

In the first quarter of 2023 (with the exception of Mr. Huckins, which occurred in the third quarter of 2023), the CNG Committee also established the target amounts to which the resulting percentage payout level would be applied. The target percentage of actual base salary for the year for each NEO was:

Name	Target % of Base Salary
Lance Mitchell	115%
Scott Huckins	75%
Rachel Bishop	65%
Judith Buckner	65%
Lisa Smith	65%
Michael Graham	60%

In January 2024, the CNG Committee determined the degree to which the Adjusted EBIT Growth and Revenue Growth goals were attained, and the resulting payout level relative to the target amount for each metric. Based on the achievement level of the Adjusted EBIT Growth target, the payout for such metric was 200%; and based on the achievement level of the Revenue Growth target, the payout for such metric was 39%. After applying the applicable weightings of these metrics, the total payout level was 168% of target, as shown below:

Metric	Actual ($m / %)	Payout Attainment (%)	Weight (%)	Final Payout (%)
Adjusted EBIT Growth (FY 2023 result / % of FY 2022)⁽¹⁾	$512 / 119%	200%	80%	160%
Revenue Growth (FY 2023 result / % of FY 2022)	$3,756 / 98%	39%	20%	8%
Total				168%

(1)Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.
Based on the results as applied to the 2023 AIP as described above, the CNG Committee’s approval resulted in the payment of the following amounts to our NEOs under the 2023 AIP:

Name	2023 AIP Payout
Lance Mitchell	$2,994,600
Scott Huckins(1)	$162,422
Rachel Bishop	$589,316
Judith Buckner	$573,300
Lisa Smith	$543,725
Michael Graham	$854,137
(1)    Mr. Huckins’ AIP payout amount was based on his base salary in 2023, which was prorated based on his start date.
The amounts paid to our NEOs pursuant to the 2023 AIP are set forth in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table, because the outcomes with respect to the relevant targets under the objectives were substantially uncertain at the time the targets were established by the CNG Committee and communicated to the NEOs.

In addition, in connection with Mr. Huckins’ appointment as Chief Financial Officer, the CNG Committee provided for a cash sign-on bonus of $500,000, which was paid to Mr. Huckins on December 29, 2023, and which is subject to full repayment to us by Mr. Huckins in the event that, within one year following the payment date, he voluntarily terminates his employment or we terminate his employment for cause.
Long-Term Incentive Compensation
Equity Awards Granted in 2023
The LTI program for 2023 consisted of RSU and PSU awards. The CNG Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention. The RSUs vest over a three-year period, with 1/3 vesting each year, beginning on the first anniversary of the date of grant. The PSUs are earned based on the extent to which specified performance metrics established at the date of the grant were achieved. For our senior executives, including our NEOs, 50% of the target number of PSUs that could be earned would be determined by 2023 adjusted earnings per share as a percentage of 2022 adjusted earnings per share (“Adjusted EPS Growth”). The remaining 50% would be determined by the 2023 Free Cash Flow. Participants had the ability to earn 25% of the target number of PSUs for achieving threshold performance and 200% of the target number of PSUs for achieving maximum performance. The number of PSUs earned, if any, would vest on the third anniversary of the date of grant.
At the time of grant, the CNG Committee established the following percentage of target number of PSUs that could be earned, based on the degree to which each of Adjusted EPS Growth and Free Cash Flow was attained for 2023:

Adjusted EPS Growth	Threshold	Target	Maximum
FY 2023 ($)	1.13	1.32	1.52
% of FY 2022	88%	103.5%	119%
Percentage PSUs Earned	25%	100%	200%

Free Cash Flow	Threshold	Target	Maximum
FY 2023 ($m)	328	410	492
Percentage PSUs Earned	25%	100%	200%
The number of RSUs and the target number of PSUs granted to our NEOs in 2023 were as follows:

Name	LTI RSUs (#)	LTI PSUs (#)
Lance Mitchell	65,017	65,017
Scott Huckins	56,647	—
Rachel Bishop	12,254	12,254
Judith Buckner	11,892	11,892
Lisa Smith	11,326	11,325
Michael Graham	18,635	18,634

In January 2024, the CNG Committee determined the degree to which the Adjusted EPS Growth and Free Cash Flow goals were attained, and the resulting percentage of target number of PSUs that were earned for each metric. Based on the achievement level of the Adjusted EPS Growth target, the percentage earned for such metric was 150%; and based on the achievement level of the Free Cash Flow target, the percentage earned for such metric was 200%. After applying the applicable weightings of these metrics, the percentage earned was 175% of target, as shown below:

Metric	Actual	Attainment (%)	Weight (%)	Final Earned (%)
Adjusted EPS Growth (FY 2023 result / % of FY 2022)⁽¹⁾	$1.42 / 111%	150%	50%	75%
Free Cash Flow (FY 2023 result, in millions)⁽¹⁾	$540	200%	50%	100%
Total				175%

(1)Adjusted EPS and Free Cash Flow are non-GAAP financial measures. Refer to Appendix A to this Proxy Statement for a reconciliation of these non-GAAP financial measures to the corresponding GAAP measure.
Based on the results as applied to the 2023 PSUs as described above, the CNG Committee’s approval resulted in the following number of PSUs being earned by each NEO:

Name	2023 PSUs Earned
Lance Mitchell	113,780
Scott Huckins	—
Rachel Bishop	21,445
Judith Buckner	20,811
Lisa Smith	19,819
Michael Graham	32,610
The earned PSUs will vest on February 1, 2026, the third anniversary of the date of grant.
Other Compensation—Retirement and Welfare Benefits
Retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance.
Our specific contribution levels to these programs are adjusted annually to maintain a competitive position while considering costs.
•Employee Savings Plan. All non-union employees in the United States, including our NEOs, are eligible to participate in a tax-qualified retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We make a 2% non-elective contribution and matching contributions of 100% of the first 6% of an employee’s elective deferral contribution.
•Welfare Plans. Our executives are also eligible to participate in our broad-based health and welfare plans (including medical, dental, vision, life insurance and disability plans) upon the same terms and conditions as other employees.
•Pension Plan for Pactiv Evergreen (formerly known as the Pactiv Evergreen Pension Plan). Certain employees, including Mses. Buckner and Smith, have frozen benefits under the Pension Plan for Pactiv Evergreen.

Employees who are at a designated salary grade or above, including all NEOs, may defer a portion of their salary and bonus each year into a nonqualified deferred compensation plan, which is a tax-deferred plan. We also make contributions to this plan mirroring percentage contributions made to the 401(k) plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis.  The amounts deferred are our unsecured obligations, receive no preferential standing, and are subject to the same risks as any of our other unsecured obligations.
We provide the NEOs with limited perquisites and other personal benefits, including reimbursement of relocation costs. Additionally, we purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, and to maintain involvement in communities in which we operate and our employees live.  Occasionally, our employees, including the NEOs, make personal use of tickets that would not otherwise be used for business purposes.  The CNG Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. The CNG Committee intends to maintain only those perquisites and other benefits that it determines to be necessary components of total compensation and that are not inconsistent with stockholder interests.

Employment Agreements
We have entered into employment agreements with each of our NEOs (the “Employment Agreements”). The Employment Agreements provide for an initial base salary and an annual cash target incentive percentage, which may be adjusted from time to time by the CNG Committee. Other key elements of these agreements are outlined below.

Employee	Severance(1)	Restrictive Covenants(2)

Lance Mitchell	• 12 months base salary plus a prorated target annual incentive • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Scott Huckins	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Rachel Bishop	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Judith Buckner	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Lisa Smith	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

Michael Graham(4)	• 12 months base salary • 24 months base salary plus a prorated target annual incentive if following a Sale of Business(3) • 12 months COBRA premium assistance	Yes

(1)    Severance and COBRA premium assistance are provided if the employee is terminated without cause. Upon termination of employment, equity awards will be treated based on individual equity agreements. See the “Potential Payments upon Termination or Change in Control - Equity Awards” section below for further discussion.
(2)    Restrictive covenants include non-competition and non-solicitation covenants during employment and for one year following termination of employment for any reason.
(3)    Increased severance is provided if within 12 months following a Sale of Business, the employee is terminated without cause or resigns following a material reduction in his or her remuneration or scope of duties.
(4)    Upon Mr. Graham’s planned retirement on March 31, 2024, he will no longer be entitled to any severance benefits under his Employment Agreement, but the restrictive covenants will still apply to him for the period indicated in the agreement.

Equity Incentive Plan
The purpose of the Equity Incentive Plan is to motivate and reward our employees, directors, consultants and advisors to perform at the highest level and to further our best interests and those of our shareholders.
Administration
Our CNG Committee administers the Equity Incentive Plan. To the extent not inconsistent with applicable law, our CNG Committee may delegate to one or more of our officers some or all of the authority under the Equity Incentive Plan, including the authority to grant all types of awards authorized under the Equity Incentive Plan, except for grants to executive officers.
Eligibility
Generally, all employees, directors, consultants or other advisors of the Company or any of its affiliates are eligible to receive awards.
No Repricing
Except as provided in the adjustment provision of the Equity Incentive Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any option or SAR established at the time of grant thereof without approval of our shareholders.
Director Pay Cap
Subject to the adjustment provision of the Equity Incentive Plan, an individual who is a non-employee director may not receive awards, in cash or otherwise, for any calendar year that total more than $750,000 in the aggregate.
Anti-Hedging and Anti-Pledging Policy
Our employees and directors are prohibited from (i) engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities, and (ii) pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

Clawback Policy
Effective October 2, 2023, our Board of Directors adopted an Amended and Restated Compensation Recoupment Policy (the “Clawback Policy”) in accordance with Nasdaq’s listing standards. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our named executive officers.
The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the amount of erroneously awarded compensation will be determined, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq.
Stock Ownership Guidelines
We have adopted Stock Ownership Guidelines applicable to our executive officers that became effective on July 1, 2023. Under the Guidelines, the following officers are expected to own shares of our common stock with a value at least equal to the following:
•Chief Executive Officer: 5x annual base salary;
•Business Unit Presidents and Chief Financial Officer: 3x annual base salary; and
•Other executive officers: 2x annual base salary
Shares owned directly and indirectly, as well as full-value equity awards (such as RSUs or earned PSUs) with only a time-based vesting condition, count toward the ownership level under the Guidelines. Unearned PSUs and stock options (if any were to be granted by the Company) do not count toward the ownership level under the Guidelines.
The applicable ownership level is to be achieved within the later of July 1, 2028 (five years after the effective date of the Guidelines) or five years following when the officer becomes subject to the Guidelines. Prior to the first applicable Compliance Date, until an executive officer has satisfied the applicable level of ownership, he or she is required to retain not less than 50% of the net shares received (shares received after any shares are withheld to satisfy the applicable withholding taxes) from the vesting or settlement of any equity award granted after the effective date of the Guidelines. As of and following the first applicable Compliance Date, if the applicable level of ownership has not been achieved, or if it has been achieved but an executive officer falls below the applicable level of ownership, he or she will be required to retain 100% of the net shares received from the vesting or settlement of any equity award granted until the applicable level of ownership is achieved.

Tax and Accounting Considerations
Tax Considerations of Our Executive Compensation
Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. Although our CNG Committee is mindful of the benefits of tax deductibility when determining executive compensation, the CNG Committee may approve compensation that will not be fully-deductible in order to ensure competitive levels of total compensation for its executive officers.
Accounting for Our Stock-Based Compensation
We account for stock-based payments, including grants under each of our equity compensation plans, in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT
The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Gregory Cole, Chair
Helen Golding
Richard Noll

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation paid to our NEOs during our fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus⁽¹⁾ ($)	Stock Awards⁽²⁾ ($)	Non-Equity Incentive Plan Compensation⁽³⁾ ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings⁽⁴⁾ ($)	All Other Compensation⁽⁵⁾ ($)	Total ($)
Lance Mitchell	2023	1,550,000	—	3,875,014	2,994,600	—	301,404	8,721,018
President and Chief Executive Officer	2022	1,550,000	—	3,875,000	1,158,625	—	221,536	6,805,161
	2021	1,550,000	—	3,487,508	713,000	—	189,869	5,940,377
Scott Huckins	2023	128,906	500,000	1,500,013	162,422	—	8,675	2,300,016
Chief Financial Officer
Rachel Bishop	2023	539,667	—	730,338	589,316	—	84,545	1,943,866
President, Hefty Tableware	2022	518,750	—	708,750	219,172	—	58,204	1,504,876
	2021	447,863	—	562,516	116,444	—	74,443	1,201,266
Judith Buckner⁽⁶⁾	2023	525,000	—	708,764	573,300	14,167	77,032	1,898,263
President, Reynolds Cooking & Baking	2022	477,083	—	641,242	201,568	—	57,276	1,377,169
Lisa Smith⁽⁶⁾	2023	497,917	—	675,000	543,725	423	69,299	1,786,364
President, Hefty Waste and Storage	2022	467,917	—	641,242	197,695	230	51,986	1,359,070
Michael Graham	2023	847,358	—	1,110,616	854,137	—	119,310	2,931,421
Former Chief Financial Officer	2022	822,678	—	1,110,606	320,844	—	92,907	2,347,035
	2021	822,678	—	1,028,356	197,443	—	128,572	2,177,049

(1)    Represents a cash sign-on bonus of $500,000 paid to Mr. Huckins on December 29, 2023, which bonus is subject to full repayment to us by Mr. Huckins in the event that, within one year following the payment date, he voluntarily terminates his employment or we terminate his employment for cause.

(2)     Represents the aggregate grant date fair value of RSU and PSU awards granted during 2023, 2022 and 2021, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the number of RSUs in the grant, multiplied by the closing price of a share of our common stock on the date of grant, and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.
The following tables present the grant date fair value of the RSUs included in the stock awards column above, as well as the grant date fair value of the PSUs and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved:

	2023 Annual PSUs		2023 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Lance Mitchell	1,937,507	3,875,014	1,937,507

Scott Huckins	—	—	1,500,013

Rachel Bishop	365,169	730,338	365,169

Judith Buckner	354,382	708,764	354,382

Lisa Smith	337,485	674,970	337,515

Michael Graham	555,293	1,110,586	555,323

	2022 Annual PSUs		2022 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Lance Mitchell	1,937,500	3,875,000	1,937,500

Rachel Bishop	354,375	708,750	354,375

Judith Buckner	320,606	641,212	320,636

Lisa Smith	320,606	641,212	320,636

Michael Graham	555,303	1,110,606	555,303

	2021 Annual PSUs		2021 Annual RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)
Lance Mitchell	1,743,754	3,487,508	1,743,754

Rachel Bishop	281,258	562,516	281,258

Michael Graham	514,163	1,028,326	514,193

(3)    Represents the NEO’s payouts under the AIP for the applicable year.

(4)    Represents the aggregate change in the actuarial present value of the accumulated benefit under the legacy entitlements under the Pension Plan for Pactiv Evergreen for each of Ms. Buckner and Ms. Smith (the only two NEOs who are participants in such plan), from December 31, 2022 to December 31, 2023 for the 2023 amounts and from December 31, 2021 to December 31, 2022 for the 2022 amounts. In 2022, there was a decrease in the value of plan benefits for Ms. Buckner ($82,550), so this value is reported as $0.

(5)    The amounts reported in this column for 2023 include employer contributions to the 401(k) Retirement Plan and the Nonqualified Deferred Compensation Plan, the amount of dividend equivalents paid on unvested RSUs, group term life insurance and wellness credits as follows:

Name	Company Contributions To 401(k) Plan ($)	Company Contributions To Nonqualified Deferred Compensation Plan ($)	Dividend Equivalents ($)	Group Term Life Insurance ($)	Wellness Credits ($)	Total All Other Compensation ($)
Lance Mitchell	26,400	138,600	132,090	3,564	750	301,404
Scott Huckins	8,288	—	—	387	—	8,675
Rachel Bishop	25,105	34,130	20,310	3,000	2,000	84,545
Judith Buckner	25,320	31,725	17,551	1,436	1,000	77,032
Lisa Smith	26,400	29,249	9,328	2,322	2,000	69,299
Michael Graham	17,657	58,692	37,397	3,564	2,000	119,310
(6)    As permitted by SEC rules, because 2022 was Ms. Buckner’s and Ms. Smith’s first year as NEOs, the compensation paid to them in 2021 is not included in this table.

2023 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards to our NEOs during 2023.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards⁽¹⁾			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of CNG Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)⁽²⁾
Lance Mitchell
2023 AIP			445,625	1,782,500	3,565,000
RSUs	2/1/2023	1/25/2023							65,017	1,937,507
PSUs	2/1/2023	1/25/2023				16,254	65,017	130,034		1,937,507
Scott Huckins
2023 AIP			24,170	96,680	193,359
RSUs⁽³⁾	12/1/2023	9/5/2023							56,647	1,500,013
Rachel Bishop
2023 AIP			87,696	350,783	701,567
RSUs	2/1/2023	1/25/2023							12,254	365,169
PSUs	2/1/2023	1/25/2023				3,064	12,254	24,508		365,169
Judith Buckner
2023 AIP			85,313	341,250	682,500
RSUs	2/1/2023	1/25/2023							11,892	354,382
PSUs	2/1/2023	1/25/2023				2,973	11,892	23,784		354,382
Lisa Smith
2023 AIP			80,911	323,646	647,292
RSUs	2/1/2023	1/25/2023							11,326	337,515
PSUs	2/1/2023	1/25/2023				2,831	11,325	22,650		337,485
Michael Graham
2023 AIP			127,104	508,415	1,016,830
RSUs	2/1/2023	1/25/2023							18,635	555,323
PSUs	2/1/2023	1/25/2023				4,659	18,634	37,268		555,293

(1)Amounts shown in this column represent the potential cash payout amounts under the 2023 AIP. The actual cash payout amounts under the 2023 AIP are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For Mr. Huckins, the potential cash payout amounts are based on his prorated salary for 2023.

(2)Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.
(3)Mr. Huckins’ RSUs were granted on December 1, 2023 in connection with his appointment as Chief Financial Officer.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2023:

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)⁽¹⁰⁾
Lance Mitchell	2/1/2021	19,234	⁽¹⁾	516,241
	2/1/2022	42,955	⁽²⁾	1,152,912
	2/1/2023	178,797	⁽³⁾	4,798,911
Scott Huckins	12/1/2023	56,647	⁽⁴⁾	1,520,405
Rachel Bishop	2/1/2021	3,103	⁽¹⁾	83,285
	2/1/2022	7,856	⁽²⁾	210,855
	2/1/2023	33,699	⁽⁵⁾	904,481
Judith Buckner	2/1/2021	2,758	⁽¹⁾	74,025
	2/1/2022	7,108	⁽²⁾	190,779
	2/1/2023	32,703	⁽⁶⁾	877,749
Lisa Smith	2/1/2021	2,689	⁽¹⁾	72,173
	2/1/2022	7,108	⁽²⁾	190,779
	2/1/2023	31,145	⁽⁷⁾	835,932
Michael Graham	2/1/2021	5,672	⁽¹⁾	152,236
	2/1/2022	12,311	⁽⁸⁾	330,427
	2/1/2023	51,245	⁽⁹⁾	1,375,416

(1)Represents RSUs that vested on February 1, 2024.

(2)Represents RSUs that vest one-half on each of February 1, 2024 and 2025, subject to continued service on each vesting date.

(3)Represents 65,017 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, and 113,780 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, subject to continued service.

(4)Represents RSUs that vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date.

(5)Represents 12,254 RSUs that will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date, and 21,445 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, subject to continued service.

(6)Represents 11,892 RSUs that will vest one-third on each of the first three anniversaries of its respective grant date, subject to continued service on each vesting date, and 20,811 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, subject to continued service.

(7)Represents 11,326 RSUs that will vest one-third on each of the first three anniversaries of its respective grant date, subject to continued service on each vesting date, and 19,819 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, subject to continued service.

(8)Represents RSUs that will vest one-half on each of February 1, 2024 and 2025, as Mr. Graham qualifies for Enhanced Retirement (as defined and described under “Potential Payments upon Termination or Change in Control - Equity Awards” below) and will retire over a year after the grant date of these RSUs.

(9)Represents 18,635 RSUs that will vest one-third on each of the first three anniversaries of its respective grant date and 32,610 PSUs that were earned based on 2023 performance and will vest on February 1, 2026, as Mr. Graham qualifies for Enhanced Retirement (as defined and described under “Potential Payments upon Termination or Change in Control - Equity Awards” below) and will retire over a year after the grant date of these RSUs and PSUs.

(10)Market value is calculated by multiplying the number of shares by $26.84, the closing sale price per share of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of 2023.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding RSUs held by our named executive officers that vested in 2023. None of our named executive officers holds any stock options, and therefore no stock options were exercised in 2023.

	Stock Awards
	Number of Shares Acquired on Vesting⁽¹⁾	Value Realized on Vesting⁽²⁾
Name	(#)	($)
Lance Mitchell	71,355	2,104,574
Scott Huckins	—	—
Rachel Bishop	11,390	335,822
Judith Buckner	9,965	293,927
Lisa Smith	6,661	197,360
Michael Graham	20,277	597,334

(1)Represents RSUs that vested on February 1, 2023, February 4, 2023 and March 5, 2023, before shares were withheld for taxes.
(2)Value realized is calculated by multiplying the closing price of our common stock on the date of vesting by the number of RSUs that vested on that date.
2023 PENSION BENEFITS
The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lance Mitchell	—	—	—	—
Scott Huckins	—	—	—	—
Rachel Bishop	—	—	—	—
Judith Buckner	Pension Plan for Pactiv Evergreen	10.50	178,760	—
Lisa Smith	Pension Plan for Pactiv Evergreen	2.08	15,018	—
Michael Graham	—	—	—	—

Ms. Buckner and Ms. Smith have legacy entitlements under the Pension Plan for Pactiv Evergreen (formerly known as the Pactiv Evergreen Pension Plan), an ERISA-qualified defined benefit plan maintained by PEI Group.

The present value of accumulated benefit amount in the table above is calculated using the Pri-2012 aggregate mortality table with MP2021 as adjusted to reflect endemic COVID-19, and a discount rate of 5.03% as of December 31, 2023.

2023 NONQUALIFIED DEFERRED COMPENSATION

In 2023, we maintained a non-qualified deferred compensation plan that allowed participants to defer portions of their compensation. The purpose of this plan is to allow such persons to defer receipt of such compensation, and therefore the tax obligations arising from such compensation, to a date elected by the participant. The following table sets forth information with respect to each NEO’s participation in such plan.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE 2023 ($)(3)
Lance Mitchell	272,676	138,600	579,431	—	3,298,848
Scott Huckins	—	—	—	—	—
Rachel Bishop	53,967	34,130	216,426	—	1,310,924
Judith Buckner	55,398	31,725	56,536	—	361,066
Lisa Smith	109,143	29,249	90,042	—	728,974
Michael Graham	596,539	58,692	482,053	(526,546)	5,245,326

(1)The amounts shown in this column are reported in the Summary Compensation Table, as follows:

Name	Amount Reported in the Salary Column for 2023 ($)	Amount Reported in the Non-Equity Incentive Plan Compensation Column for 2023 ($)
Lance Mitchell	93,000	179,676
Scott Huckins	—	—
Rachel Bishop	53,967	—
Judith Buckner	21,000	34,398
Lisa Smith	54,771	54,372
Michael Graham	169,471	427,068

(2)The amounts shown in this column are reported in the Summary Compensation Table as part of the amounts in the “All Other Compensation” column for 2023.
(3)Of the amounts shown in this column, the following amounts are or were previously reported in the Summary Compensation Table:

Name	Aggregate Amount Reported in Summary Compensation Table of this and Prior Proxy Statements ($)
Lance Mitchell	2,308,141
Scott Huckins	—
Rachel Bishop	1,006,401
Judith Buckner	217,407
Lisa Smith	500,540
Michael Graham	4,634,588

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
The Employment Agreements with the NEOs provide for severance in the event of certain types of termination:
•if the executive is terminated without Cause (defined below) prior to a Sale of Business (defined below), the executive would be entitled to receive one times his or her base salary, paid in equal installments over 12 months following the date of termination;
◦Mr. Mitchell would also be entitled to his annual bonus at target prorated through the date of termination; and
•if a Sale of Business occurs and within 12 months following the closing of such Sale of Business either the executive is terminated without Cause, or executive’s position is materially reduced in remuneration or scope of duties (“Good Reason”) and the executive terminates his or her employment, then the executive would be entitled to receive (i) two times his or her base salary plus (ii) his or her annual bonus at target prorated through the date of termination, paid in equal installments over 24 months following the Date of Termination.
The Employment Agreements provide that if the executive breaches any of the provisions of the Restrictive Covenant Agreement to which he or she is a party, the executive’s right to receive further payments of severance amounts will be terminated.
In addition, if the executive is terminated without Cause, then the executive and his or her eligible dependents will continue to be covered by the Company’s health plan for 12 months from the date of termination.
“Sale of Business” is defined in the Employment Agreements as the sale or other disposition of (x) more than 50% of the shares or other equity interests of the Company or the Company’s direct or indirect parent to a non-affiliated party (which, for all executives other than Mr. Mitchell, shall not include a sale or an offering by Packaging Finance Limited of some or all of its shares in the Company, so long as the remainder of the shares continue to be owned by the public), or (y) more than 50% of the businesses or assets that, as of the most recent year end, generated more than 50% of the Company’s EBITDA (as determined in good faith by the Company’s Board of Directors, based on the Company’s regularly prepared financial statements), provided that a disposition as a result of lender foreclosure on assets or pursuant to a bankruptcy or judicially administered reorganization shall not constitute a Sale of Business. The Employment Agreements also provide that the executive’s position shall not be materially reduced by reason of the Company being smaller or having less operations as a result of the Sale of Business so long as the executive’s duties and responsibilities are generally consistent with his or her duties and responsibilities prior to the Sale of Business.
“Cause” is defined in the Employment Agreements as in the good faith determination of the CEO or Board of Directors that the executive has engaged in conduct consisting of (i) dishonesty or other serious misconduct related to his or her duties as an employee of the Company, or (ii) willful and continual failure (unless due to incapacity resulting from physical or mental illness) to perform the duties of the executive’s employment after written demand for substantial performance is delivered to the executive by the Company specifically identifying the manner in which the executive has not substantially performed such duties.

Equity Awards
The RSU award agreements applicable to the NEOs for RSUs granted prior to 2022 provide that in the event of a termination of service due to the participant’s death or Retirement (as defined below), a pro rata portion of the RSUs with respect to the applicable vesting period will vest following such termination of service based on a fraction, the numerator of which is the number of full calendar months the participant had been employed in the applicable vesting period through the date of termination, and the denominator of which is 12; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the RSUs.
The PSU award agreements applicable to the NEOs for PSUs granted prior to 2022 provide that in the event of a termination of service due to the participant’s death or Retirement, any unvested PSUs shall vest effective as of the date of such termination of service based on the likely level of achievement of the performance condition, as determined in the sole discretion of the CNG Committee, prorated based on a fraction, the numerator of which is the number of full calendar months the participant has been employed from the grant date through the date of such termination of service, and the denominator of which is 36; provided that the participant must have been employed by the Company for at least twelve (12) months following the grant date of the PSUs.
Beginning with RSUs and PSUs granted to the NEOs in 2022, the award agreements provide for an additional termination scenario of “Enhanced Retirement,” as defined and further discussed below. The RSU and PSU award agreements for RSUs and PSUs granted prior to 2022 were not amended to provide for an Enhanced Retirement termination scenario, and therefore only include a regular Retirement termination scenario.
The RSU award agreements applicable to the NEOs for RSUs granted beginning in 2022 provide that in the event of a termination of service due to the participant’s death following the first anniversary of the grant date, then a pro rata portion of the RSUs will vest on the termination date, determined as follows: (a) if the termination occurs between the first and second anniversaries of the grant date, the sum of (i) the number of RSUs that would have vested in the second vesting period, multiplied by a fraction equal to the full calendar months the participant has been employed from the grant date through the date of termination (the “Service Months”), over 24, plus (ii) the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36; and (b) if the termination occurs between the second and third anniversaries of the grant date, the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36.
In the event of a participant’s Retirement after the first anniversary of the grant date, a pro rata portion of the RSUs with respect to the applicable vesting period in which termination occurs will vest on the first scheduled vesting date following termination, based on the number of full calendar months the participant has been employed in the applicable vesting period through the date of termination, over 12. In the event of a participant’s Enhanced Retirement (a) on or after the six month anniversary of the grant date but prior to the first anniversary of the grant date, a pro rata portion of the RSUs will vest on each scheduled vesting date as follows (i) on the first vesting date following termination, the number of RSUs that would have vested in the first vesting period, multiplied by a fraction equal to the number of Service Months over 12, (ii) on the second vesting date following termination, the number of RSUs that would have vested in the second vesting period, multiplied by a fraction equal to the number of Service Months over 24, and (iii) on the final vesting date, the number of RSUs that would have vested in the third vesting period, multiplied by a fraction equal to the number of Service Months over 36; and (b) on or after the first anniversary of the grant date, the RSUs will remain outstanding and will vest on each regularly scheduled vesting date.

The PSU award agreements applicable to the NEOs for PSUs granted beginning in 2022 provide that in the event of a termination of service due to the participant’s death following the first anniversary of the grant date, a pro rata portion will vest on the termination date, based on the number of PSUs that the CNG Committee determines would have vested based on the likely level of achievement of the performance conditions, multiplied by a fraction equal to the number of Service Months over 36. In the event of a participant’s Retirement that occurs after the first anniversary of the grant date, the PSUs will remain outstanding and a pro rata portion will vest on the scheduled vesting date, based on the number of achieved PSUs, multiplied by a fraction equal to the number of Service Months over 36. In the event of a participant’s Enhanced Retirement (a) after the six months anniversary of the grant date but prior to the first anniversary of the grant date, the PSUs will remain outstanding and a pro rata portion will vest on the scheduled vesting date, based on the number of achieved PSUs, multiplied by a fraction equal to the number of Service Months over 36; and (b) after the first anniversary of the grant date, the PSUs will remain outstanding and all achieved PSUs will vest on the scheduled vesting date.
For purposes of these award agreements:
a.“Retirement” means a participant’s voluntary termination of service on or after the earliest to occur of: (i) the date on which such participant attains age 62, (ii) the date on which such participant attains age 55 and has completed 10 years of service with the Company or an affiliate (or predecessor thereof) or (iii) such participant’s age plus years of service with the Company or an affiliate (or predecessor thereof) totals at least 70.
b.“Enhanced Retirement” means: (A) the participant has a voluntary termination of service on or after the earliest to occur of: (1) the date on which such participant attains age 62, (2) the date on which such participant attains age 55 and has completed 15 years of service with the Company or an affiliate (or predecessor thereof) or (3) such participant’s age plus years of service with the Company or an affiliate (or predecessor thereof) totals at least 75; (B) the participant enters into an extended restrictive covenant agreement; (C) the participant is not eligible to receive, and does not receive, any severance payments or benefits; and (D) the participant provides the Company with at least six months’ advance written notice of the participant’s retirement.
The extended vesting provisions are further subject to the participant’s continuous compliance with applicable non-competition and other restrictive covenant agreements.
The Equity Incentive Plan provides that in the event of a Change in Control (defined below), outstanding equity awards shall immediately vest and settle. The PSU award agreements applicable to the NEOs provide that the number of unvested PSUs that will vest effective as of the date of such Change in Control will be based on the likely level of achievement of the performance conditions or, with respect to PSUs for which the performance period was completed, based on the actual level of achievement of the performance conditions, in each case as determined in the sole discretion of the CNG Committee.

The Equity Incentive Plan defines “Change in Control” generally as the occurrence of any one or more of the following events:
(i)    a direct or indirect change in ownership or control of the Company effected through one transaction or a series of related transactions within a 12-month period, whereby any person other than the Company, directly or indirectly acquires or maintains beneficial ownership of securities of the Company constituting more than 50% of the total combined voting power of the Company’s equity securities issued and outstanding immediately after such acquisition;
(ii)    at any time during a period of 24 consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority of members of the Board, with certain exceptions;
(iii)    the consummation of a merger, amalgamation or consolidation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger, amalgamation or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior to such merger, amalgamation or consolidation continuing to represent (either by remaining issued and outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent issued and outstanding immediately after such merger, amalgamation or consolidation; or
(iv)    the consummation of any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company), in one transaction or a series of related transactions within a 12-month period, of all or substantially all of the assets of the Company and its subsidiaries.
Potential Payments Table
The table below reflects the estimated value of compensation and benefits payable to each of our NEOs upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination of employment or change in control date on December 31, 2023.
As discussed above, Mr. Graham stepped down from his position as Chief Financial Officer and moved into an advisory role to assist with Mr. Huckins’ transition on November 13, 2023. Mr. Graham has remained a full-time employee, with the same compensation and under the same terms and conditions as his Employment Agreement, until his retirement, which is planned for March 31, 2024. Mr. Graham is eligible for Enhanced Retirement, and will receive the following in connection with his retirement:
•The 6,155 outstanding RSUs granted on February 1, 2022 will remain outstanding and vest on their regularly scheduled vesting date of February 1, 2025. The value of these RSUs (based on the closing price for our common stock on December 29, 2023, the last trading day of 2023) was $165,200.
•The 12,423 outstanding RSUs granted on February 1, 2023 will remain outstanding and vest on their regularly scheduled vesting dates of February 1, 2025 and February 1, 2026, as Mr. Graham stayed employed until after the one year anniversary of the grant date. The value of these RSUs (based on the closing price for our common stock on December 29, 2023, the last trading day of 2023) was $333,433.
•The 32,610 earned PSUs granted on February 1, 2023 will remain outstanding and vest on their regularly scheduled vesting date of February 1, 2026, as Mr. Graham stayed employed until after the one year anniversary of the grant date. The value of these PSUs (based on the closing price for our common stock on December 29, 2023, the last trading day of 2023) was $875,252.
As described above, Mr. Graham also received a payout of $854,137 in connection with the 2023 AIP.

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Termination Due to Enhanced Retirement⁽³⁾	Change in Control
Name/Benefits	($)	($)	($)	($)	($)
Lance Mitchell
Base salary	1,550,000	3,100,000	—	—	—
Annual bonus	1,782,500	1,782,500	—	—	—
Health benefits	10,778	10,778	—	—	—
Value of RSUs⁽¹⁾	—	—	1,393,935	2,646,719	3,414,209
Value of PSUs⁽¹⁾⁽²⁾	—	—	—	933,119	3,053,855
Total	3,343,278	4,893,278	1,393,935	3,579,838	6,468,064
Scott Huckins
Base salary	675,000	1,350,000	—	—	—
Annual bonus	—	506,250	—	—	—
Health benefits	16,187	16,187	—	—	—
Value of RSUs⁽¹⁾	—	—	—	—	1,520,405
Value of PSUs⁽¹⁾⁽²⁾	—	—	—	—	—
Total	691,187	1,872,437	—	—	1,520,405
Rachel Bishop
Base salary	541,000	1,082,000	—	—	—
Annual bonus	—	351,650	—	—	—
Health benefits	16,236	16,236	—	—	—
Value of RSUs⁽¹⁾	—	—	244,727	478,396	623,037
Value of PSUs⁽¹⁾⁽²⁾	—	—	—	175,856	575,584
Total	557,236	1,449,886	244,727	654,252	1,198,621
Judith Buckner
Base salary	525,000	1,050,000	—	—	—
Annual bonus	—	341,250	—	—	—
Health benefits	11,103	11,103	—	—	—
Value of RSUs⁽¹⁾	—	—	220,222	443,612	583,985
Value of PSUs⁽¹⁾⁽²⁾	—	—	—	170,676	558,567
Total	536,103	1,402,353	220,222	614,288	1,142,552

Potential Payments Table (cont.)

	Termination Without Cause Prior to a Sale of Business	Termination Without Cause or for Good Reason Within 12 Months Following a Sale of Business	Termination Due to Death or Retirement	Termination Due to Enhanced Retirement⁽³⁾	Change in Control
Name/Benefits	($)	($)	($)	($)	($)
Lisa Smith
Base salary	500,000	1,000,000	—	—	—
Annual bonus	—	325,000	—	—	—
Health benefits	11,262	11,262	—	—	—
Value of RSUs⁽¹⁾	—	—	218,531	433,224	566,941
Value of PSUs⁽¹⁾⁽²⁾	—	—	—	162,543	531,942
Total	511,262	1,336,262	218,531	595,767	1,098,883

(1)The value of RSUs and PSUs is determined by multiplying the number of unvested units for which vesting would be accelerated or that would continue to vest following the specified event by $26.84, the closing price for our common stock on December 29, 2023, the last trading day of 2023.
(2)As of December 31, 2023, the NEOs held PSUs that were granted in 2023 with a one-year performance period of 2023. Following 2023, the CNG Committee determined the number of PSUs that were earned by each NEO. That number of earned PSUs was utilized to determine the value of PSUs reflected in this table.
(3)The value of the RSUs and PSUs in this column consist of the value of the RSUs and PSUs granted in 2022 and 2023 that would vest or continue to vest upon an Enhanced Retirement, plus the value of the RSUs granted in 2021 that would vest or continue to vest upon a Retirement, since an Enhanced Retirement under the 2022 and 2023 RSUs would qualify as a Retirement under the 2021 RSUs.

CEO PAY RATIO

The following is a reasonable estimate of the ratio of the annual total compensation of Lance Mitchell, our Chief Executive Officer (our “CEO”), to the annual total compensation of the median of our other employees, together with an explanation of our methodology in calculating the same.
For 2023:
•The annual total compensation of our median employee was $65,556; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $8,721,018.
Based on this information for 2023, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 133:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
For our 2023 pay ratio analysis, we determined that we could use the same median employee that we identified for our 2021 pay ratio analysis, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our 2023 pay ratio disclosure.

With respect to our median employee, we determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

PAY VERSUS PERFORMANCE
Please refer to the CD&A in its entirety for a full discussion on how the CNG Committee makes its decisions on executive compensation and our pay-for-performance compensation philosophy. The following table sets forth additional compensation information regarding our principal executive officer, Lance Mitchell (“PEO” or “CEO”), and our other NEOs (averaged), along with total shareholder return (“TSR”), net income and Adjusted EBIT performance results for our 2023, 2022, 2021 and 2020 fiscal years:

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1)(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($m)	Adjusted EBIT(6) ($m)
					Company TSR(4) ($)	Peer Group TSR(4)(5) ($)
2023	8,721,018	9,414,595	2,171,986	2,291,678	105	120	298	512
2022	6,805,161	3,692,477	1,715,941	1,096,076	114	121	258	429
2021	5,940,377	3,389,548	1,480,706	1,022,817	116	131	324	492
2020	11,410,221	12,624,919	2,683,195	2,896,277	107	114	363	618

(1)    To calculate compensation actually paid (“CAP”), the following amounts were deducted from and added to the Summary Compensation Table (“SCT”) total compensation for 2023 (the equity adjustments for 2020-2022 were set forth in the proxy statement for our 2023 annual meeting of stockholders):
PEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total ($)(i)	Additions to SCT Total ($)(ii)	CAP ($)
		(i)	(ii)
2023	8,721,018	(4,105,334)	4,798,911	9,414,595

(i)    Represents the following:

Year	Grant Date Fair Value of Covered Year Equity Awards ($)	Year-Over-Year Change in Fair Value of Prior Years' Awards Unvested at the End of Covered Year ($)	Change in Fair Value of Prior Years' Awards that Vested in Covered Year ($)	Fair Value at End of Prior Year of Prior Years' Awards that Failed to Meet Applicable Vesting Conditions During the Covered Year ($)	Deductions from SCT Total ($)
2023	(3,875,014)	(195,274)	(35,046)	—	(4,105,334)

(ii)    Represents the following:

Year	Fair Value of Covered Year Equity Awards at Covered Year End ($)	Additions to SCT Total ($)
2023	4,798,911	4,798,911

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT Total ($)(iii)	Additions to SCT Total ($)(iv)	CAP ($)
2023	2,171,986	(983,104)	1,102,796	2,291,678
(iii)    Represents the following:

Year	Grant Date Fair Value of Covered Year Equity Awards ($)	Year-Over-Year Change in Fair Value of Prior Years' Awards Unvested at the End of Covered Year ($)	Change in Fair Value of Prior Years' Awards that Vested in Covered Year ($)	Fair Value at End of Prior Year of Prior Years' Awards that Failed to Meet Applicable Vesting Conditions During the Covered Year ($)	Aggregate Change in the Actuarial Present Value of the Accumulated Benefit Under all Defined Benefit and Actuarial Plans Reported in the SCT in Each Year ($)	Deductions from SCT Total ($)
2023	(944,946)	(30,524)	(4,716)	—	(2,918)	(983,104)
(iv)    Represents the following:

Year	Fair Value of Covered Year Equity Awards at Covered Year End ($)	Additions to SCT Total ($)
2023	1,102,796	1,102,796
None of the NEOs are accruing benefits under a pension plan for services rendered in any of the covered years, and therefore no additions are required for pension plan service cost in determining CAP.
(2)    Assumptions used in the valuation of equity awards for purposes of calculating compensation actually paid were the same as at the grant date except for adjusting for expected and actual performance of PSUs at each measurement date.
(3)    The non-PEO NEOs represent the following individuals for each of the years shown:
•2023: Scott Huckins, CFO, Rachel Bishop, President, Hefty Tableware, Judith Buckner, President, Reynolds Cooking & Baking, Lisa Smith, President, Hefty Waste and Storage and Michael Graham, former CFO;
•2022: Michael Graham, CFO, Rachel Bishop, President, Hefty Tableware, Judith Buckner, President, Reynolds Cooking & Baking, Lisa Smith, President, Hefty Waste and Storage and Craig Cappel, former President, Reynolds Cooking & Baking;
•2021: Michael Graham, CFO, Craig Cappel, former President, Reynolds Cooking & Baking, Stephan Pace, President, Sales and Chief Customer Officer and Steve Estes, Chief Administrative Officer; and
•2020: Michael Graham, CFO, Rachel Bishop, President, Hefty Tableware, Craig Cappel, former President, Reynolds Cooking & Baking and Stephan Pace, President, Sales and Chief Customer Officer.
(4)    Total shareholder return as calculated based on a fixed investment of $100 measured from the market close on January 31, 2020 (the first trading day of our stock) through and including the end of the fiscal year for each year reported in the table.
(5)    The complete list of our peer group used for the TSR calculation is the same group of companies used by us for purposes of the performance graph in our Annual Report on Form 10-K and comprises: Church & Dwight Co., Inc., The Clorox Company, Colgate-Palmolive Company, Energizer Holdings, Inc., Kimberly-Clark Corporation, Newell Brands Inc., The Procter & Gamble Company, The Scotts Miracle-Gro Company, Spectrum Brands Holdings, Inc. and WD-40 Company.
(6)    Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link Compensation Actually Paid to our NEOs for fiscal 2023 to our company’s performance is Adjusted EBIT. Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.

Financial Performance Measures
The most important financial performance measures used by us to link executive compensation actually paid to the Company’s NEOs, for 2023, to our performance are as follows:

Most Important Performance Measures
• Adjusted EBIT
• Revenue
• Adjusted Earnings per Share
• Adjusted EBITDA(1)
• Free Cash Flow
(1)    We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and IPO and separation-related costs, as well as other non-recurring costs.
Relationship between Pay and Performance
The charts below present a graphical comparison of Compensation Actually Paid to our PEO and the average Compensation Actually Paid to our Non-PEO NEOs set forth in the Pay Versus Performance table above, as compared against the following performance measures: our (1) TSR and peer group TSR, (2) net income, and (3) Adjusted EBIT. Refer to Appendix A to this Proxy Statement for a reconciliation of Adjusted EBIT to the corresponding GAAP measure for the periods presented.
Compensation Actually Paid vs. Cumulative Company TSR and Cumulative Peer Group TSR
(1)     Regular CAP consists of CAP amounts in each year, other than IPO-Related CAP in 2020. IPO-Related CAP consists of the 2020 amounts awarded pursuant to IPO Success Transition Bonuses and the IPO RSUs granted on February 4, 2020.

Compensation Actually Paid vs. Net Income
(1)     Regular CAP consists of CAP amounts in each year, other than IPO-Related CAP in 2020. IPO-Related CAP consists of the 2020 amounts awarded pursuant to IPO Success Transition Bonuses and the IPO RSUs granted on February 4, 2020.
Compensation Actually Paid vs. Adjusted EBIT
(1)     Regular CAP consists of CAP amounts in each year, other than IPO-Related CAP in 2020. IPO-Related CAP consists of the 2020 amounts awarded pursuant to IPO Success Transition Bonuses and the IPO RSUs granted on February 4, 2020.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders⁽¹⁾	806,037	⁽²⁾	—	⁽³⁾	9,370,027	⁽⁴⁾
Equity compensation plans not approved by security holders	—		—		—
Total	806,037	⁽²⁾	—	⁽³⁾	9,370,027	⁽⁴⁾
(1)Consists of the Equity Incentive Plan.

(2)Consists of RSUs and PSUs. Includes 344,852 PSUs granted in 2023, which was the number of PSUs earned based on the level of achievement of the performance conditions determined to be 175% of target.

(3)RSUs and PSUs will be settled in shares of our common stock on a one-for-one basis at no additional cost and do not have an exercise price. As a result, there is no weighted average exercise price to be included in this column.

(4)Consists of shares available for awards under the Equity Incentive Plan as of December 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of common stock of the Company beneficially owned as of March 1, 2024, by: (i) each director; (ii) each of the NEOs; (iii) all current executive officers and directors as a group; and (iv) persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 210,131,161 shares of our common stock outstanding as of March 1, 2024. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 1, 2024, including upon the vesting and settlement of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of beneficial owner	Shares of Common Stock Owned	Percent of class
Directors:
Lance Mitchell	163,750	*
Gregory Cole	10,000	*
Helen Golding	—	*
Marla Gottschalk⁽¹⁾	18,298	*
Allen Hugli	5,000	*
Christine Montenegro McGrath	—	*
Richard Noll⁽²⁾	42,173	*
Ann Ziegler⁽³⁾	10,052	*
Named Executive Officers:
Scott Huckins	—	*
Rachel Bishop	24,757	*
Judith Buckner	21,772	*
Lisa Smith	14,450	*
Michael Graham	48,796	*
All current executive officers and directors as a group (22 individuals)	422,299	*

Greater than 5% Stockholders:
PFL⁽⁴⁾	155,455,000	74.0%
Allspring Global Investments Holdings, LLC⁽⁵⁾	12,891,557	6.1%

*Less than 1%.

(1)Includes 13,025 shares held directly and 5,273 RSUs that are scheduled to vest immediately prior to the Annual Meeting.

(2)Includes 19,537 shares held by Mr. Noll directly, 15,000 shares held in a revocable living trust in which Mr. Noll is the trustee and 7,636 RSUs that are scheduled to vest immediately prior to the Annual Meeting.

(3)Includes 10,052 shares held directly. Excludes 5,273 RSUs that are scheduled to vest immediately prior to the Annual Meeting, but for which Ms. Ziegler has deferred settlement until two years following the cessation of her service as a director.

(4)PFL is wholly-owned by Packaging Holdings Limited (“PHL”), which is wholly-owned by Mr. Graeme Hart.  The principal business address of PFL, PHL, and Mr. Hart is c/o Rank Group Limited, Floor 9, 148 Quay Street, Auckland, 1010 New Zealand.

(5)Based on a Schedule 13G/A filed with the SEC on January 12, 2024 by (a) Allspring Global Investments Holdings, LLC that it has sole voting power with respect to 12,215,232 shares and sole dispositive power with respect to 12,891,557 shares; (b) Allspring Global Investments, LLC that it has sole voting power with respect to 1,630,758 shares and sole dispositive power with respect to 12,810,978 shares; and (c) Allspring Funds Management, LLC that it has sole voting power with respect to 10,584,474 shares and sole dispositive power with respect to 80,579 shares. Further, based on Forms 13F filled on January 25, 2024 by the reporting persons, it appears that, in the aggregate, their holdings total 12,891,557 shares of our common stock. The principal business address of the reporting persons is 1415 Vantage Park Dr., 3rd Floor, Charlotte, NC 28203.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Prior to our separation from PEI and our initial public offering (“IPO”), we operated as part of PEI Group’s broader corporate organization rather than as a stand-alone public company. PEI Group and Rank have performed or supported various corporate services for us, and we have engaged in various transactions with PEI Group. In connection with our IPO, we entered into new agreements with the PEI Group and Rank. We amended these agreements in 2023. The prices and other terms of these new agreements were negotiated on what we believe to be an arm’s-length basis. The arrangements under which we have transacted with PEI Group and Rank during the year ending December 31, 2023 are described below.
Arrangements
Supply, Warehousing and Freight Agreements with Pactiv
We have entered into supply agreements to continue selling products to and buying products from Pactiv. These agreements will expire over a variety of periods through December 31, 2027.  Certain of the products we manufacture and sell to Pactiv are made using equipment in our plants that is owned by Pactiv, and certain of the products that Pactiv manufactures and sells to us are made using equipment in Pactiv’s plants that is owned by us. Under the supply agreements, we and Pactiv agree to maintain the other party’s equipment that is in such party’s plants, provided that any required capital expenditures related to such equipment are the equipment owner’s responsibility. We have (i) sold products to Pactiv, primarily aluminum foil and aluminum foil containers, and (ii) purchased products from Pactiv, primarily tableware. For 2023, revenues from products sold to Pactiv were $83 million and we paid $381 million for purchases from Pactiv.
We have entered into a warehousing and freight services agreement with Pactiv to continue storing many of our finished goods in warehouses operated by Pactiv and to provide certain freight services for shipments from our plants to our warehouses (including Pactiv warehouses) and from our warehouses to our customers. The term of the warehousing and freight services under the agreement will vary by location, with a final termination date of December 31, 2024. For 2023, Pactiv charged us freight and warehousing costs of $37 million.
Leases
We lease our corporate headquarters in Lake Forest, IL from Pactiv.  We occupy approximately 70,000 square feet at market rent with a term of ten years, beginning January 1, 2020, with two five-year renewal options. We amended the lease agreement by adding approximately 32,000 square feet at market rent, beginning February 1, 2021, at our corporate headquarters. We also lease approximately 26,000 square feet in Pactiv’s Canandaigua, New York facility for certain research and development activities.  The Canandaigua lease is at market rent and has a term of five years, beginning January 1, 2020, provided we have the right to terminate the lease on six months’ notice.

Policies and Procedures for Transactions with Related Persons
We have adopted a Related Person Transaction Policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of 5% or more of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the approval or ratification of a designated committee of our board of directors (which will initially be the Audit Committee) or other committee designated by our board of directors made up solely of independent directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of 5% or more of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other committee of independent directors for review to determine whether the related party involved has a direct or indirect material interest in the transaction. In reviewing any such proposal, our Audit Committee or other committee of independent directors are to consider the relevant facts of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.
Compensation Committee Interlocks and Insider Participation
During 2023, the members of our CNG Committee were Gregory Cole, Helen Golding and Richard Noll, none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.
What are the purposes of the Annual Meeting?
The Annual Meeting is being held for the purposes of considering and taking action with respect to the following:
1.    to elect three directors to serve until the 2027 Annual Meeting of Stockholders;
2.    to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law;

3.    to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;
4.    to approve, on an advisory basis, the 2023 compensation of our named executive officers as disclosed in this Proxy Statement; and
5.    to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.
How can I participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/REYN2024 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 4:45 p.m., Central Time (“CT”), on April 24, 2024. The meeting will begin promptly at 5:00 p.m. CT on April 24, 2024.

If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/REYN2024, and follow the instructions in the virtual meeting platform for submitting a question. Questions must pertain to meeting matters, and the question and answer session will be subject to time constraints and rules of conduct. Questions regarding personal matters, including those related to employment, product issues or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered.

If you encounter any technical difficulties with the virtual meeting platform on the Annual Meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Who is entitled to vote at the Annual Meeting?
As of the close of business on March 1, 2024, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 210,131,161 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.
What constitutes a quorum for the Annual Meeting?
Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the total voting power of all outstanding shares of stock generally entitled to vote at a meeting of stockholders, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.
What is the difference between a “stockholder of record” and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”
What are broker non-votes?
If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1, 2 and 4 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 3 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

What vote is required to approve each proposal?
The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes present and entitled to vote. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law	The holders of a majority of the outstanding shares entitled to vote must vote FOR to approve the proposal.	Abstentions and broker non-votes will have the same effect as votes AGAINST the proposal.

3	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

4	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the votes cast at the meeting must vote FOR to approve the proposal.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

What are the Board of Directors’ recommendations on how I should vote my shares?
•Proposal 1: FOR all nominees for election as directors.
•Proposal 2: FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to allow for exculpation of officers as permitted by Delaware law.
•Proposal 3: FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.
•Proposal 4: FOR the advisory vote to approve the compensation of our named executive officers.

How can I vote?
During the Meeting: If you plan to virtually attend the Annual Meeting and to vote during the meeting, we will provide you with an online ballot during the Annual Meeting through the virtual stockholder meeting platform at www.virtualshareholdermeeting.com/REYN2024. To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting.
By Proxy: You may vote by proxy through the following means.
If you are a stockholder of record, you have several choices. You can vote your shares by proxy:
•by mailing a proxy card;
•via the internet; or
•over the telephone.
Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.
If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.
Can I change my vote after I have submitted a proxy?
If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Reynolds Consumer Products, 1900 West Field Court, Lake Forest, IL 60045 Attention: Corporate Secretary, or (3) attending the Annual Meeting and voting through the online platform (although attendance at the Annual Meeting will not in and of itself revoke a proxy).
If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.
What happens if additional matters are presented at the Annual Meeting?
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?
The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.
What is the deadline for submitting a stockholder proposal for the 2025 annual meeting?
Any stockholder proposal intended to be included in the Proxy Statement for the 2025 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than November 12, 2024.
In addition, our Bylaws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the Proxy Statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our Bylaws. To be timely for our 2025 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on October 26, 2024 and December 25, 2024. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2024 Annual Meeting of Stockholders, then notice by the stockholder must be received by us no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) 70 days prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the next annual meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 24, 2025.
The foregoing is subject to the Stockholders Agreement between the Company and PFL which provides that PFL has the right to nominate all of our directors so long as the Hart Entities beneficially own at least 50% of the outstanding shares of our common stock; a majority of our directors so long as they own at least 40% of our stock; and at least one director so long as they own at least 10% of our stock.
What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2023 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045, Attention: Corporate Secretary or call us at (800) 879-5067. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2023 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K
Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Reynolds Consumer Products Inc., 1900 W. Field Court, Lake Forest, Illinois 60045. Our Form 10-K is also available on our website in the “Investors—Financial Information –SEC Filings” section of our website at www.ReynoldsConsumerProducts.com.
INCORPORATION BY REFERENCE
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation, Nominating and Corporate Governance Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted EBIT is referenced in this Proxy Statement and represents net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense and IPO and separation-related costs, as well as other non-recurring costs. Adjusted EBIT Growth in 2023 is the change in Adjusted EBIT in 2023 compared to Adjusted EBIT in 2022.
Adjusted EPS is referenced in this Proxy Statement and represents earnings per share calculated in accordance with GAAP, plus IPO and separation-related costs and other non-recurring costs. Adjusted EPS Growth in 2023 is the change in Adjusted EPS in 2023 compared to Adjusted EPS in 2022.
Free Cash Flow is referenced in this Proxy Statement and represents net cash provided by operating activities in the period, calculated in accordance with GAAP, minus the amount of property, plant and equipment acquired in the period.
Adjusted EBIT, Adjusted EPS and Free Cash Flow are non-GAAP financial measures and should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
The following tables contain a reconciliation of Net Income and Net Income Change, the most directly comparable GAAP financial measure, to Adjusted EBIT and Adjusted EBIT Change for each of the periods indicated:

	Year Ended December 31,
(In millions, except for %)	2023	2022	Change	% Change
Net Income – GAAP	$298	$258	$40	16%
Income tax expense	95	80	15	19%
Interest expense, net	119	76	43	57%
IPO and separation-related costs	—	12	(12)	(100)%
Other	—	3	(3)	N/M
Adjusted EBIT (Non-GAAP)	$512	$429	$83	19%

	Year Ended December 31,
(In millions, except for %)	2022	2021	Change	% Change
Net Income – GAAP	$258	$324	$(66)	(20)%
Income tax expense	80	106	(26)	(25)%
Interest expense, net	76	48	28	58%
IPO and separation-related costs	12	14	(2)	(14)%
Other	3	—	3	N/M
Adjusted EBIT (Non-GAAP)	$429	$492	$(63)	(13)%
N/M — Not meaningful

	Year Ended December 31,
(In millions, except for %)	2021	2020	Change	% Change
Net Income – GAAP	$324	$363	$(39)	(11)%
Income tax expense	106	153	(47)	(31)%
Interest expense, net	48	70	(22)	(31)%
IPO and separation-related costs	14	31	(17)	(55)%
Other	—	1	(1)	N/M
Adjusted EBIT (Non-GAAP)	$492	$618	$(126)	(20)%
N/M — Not meaningful
The following tables contain a reconciliation of Earnings per Share and Earnings per Share Change, the most directly comparable GAAP financial measure, to Adjusted Earnings per Share and Adjusted Earnings per Share Change for each of the periods indicated:

	Year Ended December 31, 2023			Year Ended December 31, 2022
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS	Diluted EPS Change	Diluted EPS Change %
As Reported - GAAP	$298	210	$1.42	$258	210	$1.23	$0.19	15%
Adjustments:
IPO and separation-related costs	—	—	—	9	210	0.04	(0.04)	(100)%
Other	—	—	—	2	210	0.01	(0.01)	(100)%
Adjusted (Non-GAAP)	$298	210	$1.42	$269	210	$1.28	$0.14	11%

	Year Ended December 31, 2022			Year Ended December 31, 2021
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS	Diluted EPS Change	Diluted EPS Change %
As Reported - GAAP	$258	210	$1.23	$324	210	$1.54	$(0.31)	(20)%
Adjustments:
IPO and separation-related costs	9	210	0.04	11	210	0.05	(0.01)	(20)%
Other	2	210	0.01	—	—	—	0.01	100%
Adjusted (Non-GAAP)	$269	210	$1.28	$335	210	$1.59	$(0.31)	(20)%

The following table contains a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to Free Cash Flow for the period indicated:

For the Year Ended December 31,
(in millions)	2023
Net cash provided by operating activities	$644
Acquisition of property, plant and equipment	(104)
Free cash flow	$540

Reynolds Consumer Products

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/REYN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28520-P01949 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REYNOLDS CONSUMER PRODUCTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Withhold
1a. Helen Golding	☐	☐
1b. Allen P. Hugli	☐	☐
1c. Christine Montenegro McGrath	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or at any and all adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2021: This Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D37470-P50158 REYNOLDS CONSUMER PRODUCTS INC. Annual Meeting of Stockholders May 25, 2021 4:00 PM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) David Watson and Chris Mayrhofer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REYNOLDS CONSUMER PRODUCTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. Central Time on May 25, 2021, virtually at www.virtualshareholdermeeting.com/REYN2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" each nominee for election as a director, "FOR" proposals 2 and 3, and "1 Year" on proposal 4. Continued and to be signed on reverse side